Exhibit 10.12

“Second Lien Facility”

CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT

Dated as of January 12, 2006

as Amended and Restated as of April 13, 2007

among

RHI ENTERTAINMENT, LLC

as Borrower,

THE GUARANTORS REFERRED TO HEREIN,

THE LENDERS REFERRED TO HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

______________

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of January 12, 2006, as amended and restated as of April 13, 2007 (as amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among (i) RHI ENTERTAINMENT, LLC, a Delaware limited liability company, as Borrower, (ii) the GUARANTORS referred to herein, (iii)  the LENDERS referred to herein and (iv) JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Lenders.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.

The Borrower, the Guarantors, the lenders party thereto and the Administrative Agent are parties to a Credit, Security, Guaranty and Pledge Agreement dated as of January 12, 2006 (as amended, restated, supplemented or otherwise modified prior to, but excluding, the Closing Date, the “Existing Second Lien Facility”).

The Borrower has requested that the Lenders make available a $260,000,000 seven-year secured credit facility (the “Facility”). The proceeds of the Facility and the First Lien Facilities (as defined herein) will be used to refinance outstanding loans under the Existing Senior Facilities (as defined herein) and the Existing Second Lien Facility (including the 1% prepayment premium set forth in Section 2.10(a) thereof).

To provide assurance for the repayment of the Loans and the other Obligations of the Borrower hereunder, the Borrower will, among other things, continue to provide or cause to be provided to the Administrative Agent, for the benefit of itself and the Lenders, the following (each as more fully described herein):

(i)	a security interest in the Collateral from each of the Credit Parties pursuant to Article 8 hereof;
(ii)	a guaranty of the Obligations by each of the Guarantors pursuant to Article 9 hereof; and
(iii)	a pledge by each of the Pledgors of the Pledged Securities owned by it pursuant to Article 10 hereof.

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as agent for the Lenders and each Lender is willing to make a Loan to the Borrower on the Closing Date in an amount not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1.	DEFINITIONS

SECTION 1.1. Definitions. For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein and if defined in more than one article of the UCC, shall have the meaning set forth in Article 9 thereof. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

“2006 Financial Statements” shall have the meaning given to such term in Section 3.5(a) hereof.

“Acceptable Obligors” shall mean any Person listed or Affiliated Group on Schedule 2 to the First Lien Facilities (as modified from time to time in accordance with Section 2.17 thereof) and such other Persons that are acceptable to the lenders under the First Lien Facilities (or, at any time after the First Priority Obligations Payment Date, the Lenders) in their reasonable discretion.

“Account Control Agreement” shall mean an account control agreement substantially in the form of Exhibit K hereto or such other account control agreement in form and substance reasonably satisfactory to the First Lien Agent or, after the First Priority Obligations Payment Date, the Administrative Agent.

“Adjusted Receivables Amount” shall be as defined in the First Lien Agreement as currently in existence; provided, however, that subsequent to the First Priority Obligations Payment Date, the actions which the First Priority Agreement as currently in existence contemplates being taken by the First Priority Agent with regard to “Eligible Receivables” and “Acceptable Obligors” (each as defined in the First Lien Agreement) will be taken by the Administrative Agent.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 12.11 hereof.

“Affiliate” shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus ½ of 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. “Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternate Base Rate Loan” shall mean a Loan based on the Alternate Base Rate in accordance with the provisions of Article 2 hereof.

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Applicable Margin” shall mean (i) in the case of Alternate Base Rate Loans, 3.00% per annum and (ii) in the case of LIBOR Loans, 4.00% per annum.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner in connection with the Facility.

“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit I hereto, executed by the assignor, assignee and other parties as contemplated thereby.

“Authorized Officer” shall mean with respect to any Person, any one of its Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Executive Vice President of Finance or Senior Vice President of Finance.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean RHI Entertainment, LLC, a Delaware limited liability company.

“Borrowing” shall mean a group of Loans of a single Type and as to which a single Interest Period is in effect on a single day.

“Borrowing Base” shall have the meaning given to such term in the First Lien Agreement.

“Borrowing Base Certificate” shall have the meaning given to such term in Section 5.1(c) hereof.

“Borrowing Certificate” shall mean a borrowing certificate substantially in the form of Exhibit H hereto, to be delivered by the Borrower to the Administrative Agent in connection with the Borrowing on the Closing Date.

“Budgeted Negative Cost” shall mean for any Item of Product, the aggregate amount of the pre-production expenses with regard to such Item of Product plus the cost of all production elements usually and customarily included as part of the negative cost of an Item of Product of like cost and quality plus the usual and customary post production costs of such Item of Product, and shall specifically include charges for any completion guaranty fee which is to be paid.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.

“Business Plan” shall mean the business plan for the Credit Parties dated December 1, 2005, delivered to the Administrative Agent prior to the date hereof.

“Cap Amount” means as of any date of determination $450 million plus an amount not in excess of $45 million in the aggregate advanced in the context of a workout and/or a debtor-in-possession financing, less an amount equal to the sum, without duplication, of (i) the aggregate amount of all principal payments and prepayments of the term loans under the First Lien Agreement as in effect on the date hereof (other than any principal payments made on account or as a result of a Permitted First Lien Refinancing), (ii) the amount of all Proceeds of Common Collateral received after the date hereof by the First Lien Agent, which pursuant to the provisions of Section 2.10(f) of the First Lien Agreement as in effect on the date hereof, are to be applied to pay First Priority Obligations and which are not so applied and (iii) the aggregate amount of all permanent reductions of the Revolving Credit Commitments (as such term (or any term comparable to such term) is defined in the First Lien Agreement) other than a reduction on account of or as a result of a Permitted First Lien Refinancing.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are required to be included in “additions to property, plant or equipment” or similar items included in cash flows (including Capital Leases); provided, however, that Capital Expenditures shall not include: (a) expenditures (i) to the extent they are made with proceeds of the issuance of Equity Interests of the Borrower (other than Specified Equity Contributions) contributed after the Closing Date or (ii) that constitute Net Proceeds of a Disposition that are reinvested in Productive Assets pursuant to Sections 2.10(f) or 6.6(d) hereof; (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair Productive Assets within 12 months of receipt of such proceeds; (c) interest capitalized during such period; (d) the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired; (e) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used equipment, in each case, in the ordinary course of business; (f) expenditures relating to Investments in respect of a Permitted Business Acquisition to the extent permitted by Section 6.4; (g) expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete or worn out equipment or property in the ordinary course of business; or (h) customary expenditures related to the production of Items of Product.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Collateral Account” shall have the meaning given to such term in Section 11.1 hereof.

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000 or that it is a Lender; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s, and (iii) have portfolio assets of at least $500,000,000; and (f) direct obligations of any State of the United States of America (or by any subdivision thereof to the extent such obligations are backed by the full faith and credit of such State), in each case, (i) maturing within one year from the date of acquisition thereof, and (ii) rated AAA by S&P or Aaa by Moody’s.

“Change in Control” shall mean (i) prior to the termination of the Hallmark Guaranty (other than by reason of a change in ownership or management of the Borrower) a change in the ownership of the Equity Interests of the Borrower or any other Credit Party or in the management of the Borrower which results in the termination of the Hallmark Guaranty, (ii) the Kelso Group ceases to own, either directly or indirectly, at least 35% of the Equity Interests of the Borrower, (iii) the Borrower shall cease to have both beneficial ownership and control of 100% of the voting stock of each of RHI Entertainment Distribution, LLC, RHI Entertainment Productions, LLC and RHI International Distribution, Inc. except as a result of a disposition permitted under Section 6.6 hereof, (iv) prior to the termination of the Hallmark Guaranty (other than by reason of a sale or other disposition of assets of the Borrower and the Guarantors), a sale or other disposition of the assets of the Borrower and the Guarantors which results in the termination of the Hallmark Guaranty or (v) any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect from time to time) shall own, directly or indirectly, beneficially or of record, Equity Interests representing a greater percentage of the voting Equity Interests of the Borrower than the percentage of voting Equity Interests held by the Kelso Group.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Credit Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b) by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Credit Agreement.

“Clearing Account” shall mean the account of the Administrative Agent (for the benefit of itself and the Lenders) maintained at the office of JPMorgan Chase Bank, N.A.,

JPMorgan Loan Services Group, 21 South Clark Street, 17th Floor, Chicago, Illinois 60603, Attention: Sharon Bosch, designated as the “[________]”, Account No. [_________].

“Closing Date” shall mean the date on which the conditions precedent to the extension of credit under this Credit Agreement set forth in Section 4.1 hereof have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.

“Collateral” shall mean with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and joint venture interests, documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, copyrights, trademarks, trade names, insurance proceeds, cash, deposit accounts, letter of credit rights and the Pledged Securities, and any proceeds thereof, products thereof or income therefrom, further including but not limited to, all of such Credit Party’s right, title and interest in and to each and every item and type of Item of Product, including with respect to each and every Item of Product and without limiting the foregoing language, each and all of the following particular rights and properties (in each case to the extent any of the foregoing is now owned or hereafter created or acquired by such Credit Party):

(i)	all scenarios, screenplays and/or scripts at every stage thereof;
(ii)

all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Item of Product and/or which are or will be incorporated into such Item of Product, all component parts of such Item of Product consisting of said literary properties, all motion picture rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Item of Product, and all other literary material upon which such Item of Product is based or from which it is adapted;

(iii)

all rights for all media in and to all music and musical compositions used and to be used in such Item of Product, if any, including, each without limitation, all rights to record, re-record, produce, reproduce or synchronize all of said music and musical compositions, including, without limitation, reuse fees, royalties and all other amounts payable with respect to said music and musical compositions;

(iv)	all tangible personal property relating to such Item of Product, including, without limitation, all exposed film, developed film, positives, negatives,

prints, positive prints, answer prints, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Item of Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or otherwise and all music sheets and promotional materials relating to such Item of Product (collectively, the “Physical Materials”);

(v)

all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Item of Product including, without limitation, the following rights: all rights to produce remakes, sequels or prequels to such Item of Product based upon such Item of Product, said literary properties or the theme of such Item of Product and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by any process analogous thereto, now known or hereafter devised, such Item of Product or any remake, sequel or prequel to the Item of Product; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, by use of film or any other recording device or medium now known or hereafter devised, based upon such Item of Product, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Item of Product; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Item of Product, the title or titles of such Item of Product, the characters of such Item of Product and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Item of Product, any remake, sequel or prequel thereof and/or said literary properties;

(vi)

all statutory copyrights, domestic and foreign, obtained or to be obtained on such Item of Product, together with any and all copyrights obtained or to be obtained in connection with such Item of Product or any underlying or component elements of such Item of Product, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights) and the right to sue in the name of any of the Credit Parties for past, present and future infringements of copyright;

(vii)	all insurance policies and completion bonds connected with such Item of Product and all proceeds which may be derived therefrom;
(viii)

all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Item of Product, the Physical Materials, the motion picture rights in and to the story and/or other literary material upon which such Item of Product is based or from which it is adapted, and the music and musical compositions used or to be used in such Item of Product;

(ix)

any and all sums, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Item of Product or any part of such Item of Product, including, without limitation, all sums, proceeds, profits, products and increases, whether in money or otherwise, from the sale, rental or licensing of such Item of Product and/or any of the elements of such Item of Product including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Cash Collateral Account, Production Account or Collection Account, or any “Cash Collateral Account,” “Production Account” or “Collection Account” maintained in accordance with the First Lien Agreement;

(x)	the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Item of Product, and the right to obtain copyrights and renewals of copyrights therein;
(xi)

the name or title of such Item of Product and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;

(xii)	any and all contract rights and/or chattel paper which may arise in connection with such Item of Product;
(xiii)

all accounts and/or other rights to payment which such Credit Party presently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion bond or otherwise, all accounts and/or rights to payment due from Persons in connection with the distribution of such Item of Product, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Item of Product;

(xiv)

any and all “general intangibles” (as that term is defined in the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Item of Product, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Item of Product including general intangibles related to or which grow out of the exhibition of such Item of Product and the exploitation of any and all other rights in such Item of Product set out in this definition;

(xv)

any and all goods including, without limitation, inventory (as that term is defined in the UCC) which may arise in connection with the creation, production or delivery of such Item of Product and which goods pursuant to any production or distribution agreement or otherwise are owned by such Credit Party;

(xvi)

all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Item of Product, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the opinion of the Administrative Agent, in order to complete production of such Item of Product in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Item of Product;

(xvii)	any and all documents issued by any pledgeholder or bailee with respect to such Item of Product or any Physical Materials (whether or not in completed form) with respect thereto;
(xviii)	any and all Production Accounts or other bank accounts established by such Credit Party with respect to such Item of Product;
(xix)	any and all rights of such Credit Party under any Distribution Agreements relating to such Item of Product; and
(xx)

any and all rights of such Credit Party under contracts relating to the production or acquisition of such Item of Product or otherwise, including, but not limited to, all such contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement;

provided, however, that, notwithstanding the foregoing, Collateral shall not include (a) any motor vehicles and other equipment subject to a certificate of title statute, (b) commercial tort claims valued at less than $1,000,000, (c) fee interests in or real property valued at less than $1,000,000, (d) leasehold interests, (e) fixtures, except to the extent that the same are equipment under the UCC or are related to real property covered by a mortgage in favor of the Lenders, (f) crops, farm products or as extracted collateral, (g) any contract, license, letter of credit, property right, permit or franchise to the extent that the grant of a Lien therein would constitute or result in a breach, termination or default thereunder or would otherwise be prohibited under Applicable Law (it being understood that the exclusion provided under this clause (g) shall not apply to any Distribution Agreements or any contract, license, letter of credit, property right, permit or franchise that was entered into after the Closing Date), so long as the sum of all amounts to which any Credit Party has any rights to payment under all such contracts, licenses, permits, property rights and franchises (other than letters of credit and those listed on Schedule 1(b) hereto) does not at any time exceed an aggregate principal amount of $17,000,000, but in each case only to the extent, and for so long as, any such contractual or other prohibition is not terminated or rendered or otherwise deemed ineffective by the UCC or any other Applicable Law, (h) any assets to which title is contributed as an Investment in a Person that is not a Credit Party to the extent such Investment is permitted by Section 6.4 hereof, (i) any outstanding capital stock of a Controlled Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote (within the meaning of Treasury Regulations § 1.956-2(c)(2)) and (j) any “intent to use” trademark or service mark applications for which a statement of use has not been filed (but only until such statement is filed); provided, that, at all times, notwithstanding the foregoing, any proceeds received by any Credit Party from any such contract, license, property right, permit, franchise or asset invested referred to clauses (g) and (h) above shall be included in this definition of Collateral.

“Collection Account” shall have the meaning given to such term in Section 8.3(a) hereof.

“Commitment” shall mean the commitment of each Lender to make a Loan to Borrower on the Closing Date in the amount set forth opposite its name under the column entitled “Second Lien Loan Commitment” in the Schedule of Commitments appearing in Schedule 1.

“Completed” and “Completion” shall mean with respect to any Item of Product, that (A) a Laboratory has in its possession a complete final 35 mm or 70mm (or other size or medium which has become standard in the industry) composite positive print, video master or other equivalent master copy of the Item of Product as finally cut, main and end titled, edited, scored and assembled with sound track printed thereon in perfect synchronization with the photographic action and fit and ready for exhibition and distribution in the medium for which the Item of Product is intended for initial exploitation, and (B) if such Item of Product was acquired from a third party, the entire fixed acquisition price or minimum advance shall have been paid to the extent then due and there shall be no condition or event (other than the payment of money not yet due) the occurrence of which might result in such Credit Party losing any of its rights in such Item of Product.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the consolidated net income of such Person after taxes for such period in accordance with GAAP; provided, however, that, without duplication, (i) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded, (ii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded, (iii) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded, (iv) any non-cash compensation expense realized from or related to profit interest awards, grants of stock appreciation or similar rights, stock options or other rights to directors, officers and employees of the Borrower or any of its Subsidiaries shall be excluded, (v) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, and (vi) accruals and reserves that were established within twelve months after the Original Closing Date and that were so required to be established as a result of the Transactions and in accordance with GAAP shall be excluded; provided, that for purposes of determinations of Consolidated Net Income, it shall be assumed that amounts actually paid or payable by the Borrower to the Parent pursuant to Section 6.5(b)(i) were taxes expensed by the Borrower.

“Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contribution Agreement” shall mean the contribution agreement dated as of January 12, 2006 entered into by the Credit Parties in connection with the closing of the Existing Second Lien Facility, a copy of which is attached as Exhibit G hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Controlled Foreign Subsidiary” shall mean a Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto.

“Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit C-1 hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time by delivery of a Copyright Security Agreement Supplement or otherwise.

“Copyright Security Agreement Supplement” shall mean a Copyright Security Agreement Supplement substantially in the form of Exhibit C-2 hereto.

“Coverage Ratio” shall be as defined in Section 6.21 hereof.

“Credit Parties” shall mean the Borrower and each of the Guarantors.

“Crown Media” shall mean Crown Media United States, LLC

“Current Valuation” shall mean that certain library valuation of Salem Partners LLC, dated as of December 31, 2006.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Direct Film Cost” shall mean, with respect to any period, the sum (without duplication) of (a) net cash outflows actually spent by Borrower and its Consolidated Subsidiaries in connection with Items of Product in development during such period and (b) production costs actually spent by Borrower and its Consolidated Subsidiaries in connection with Items of Product during such period, in each case, determined in accordance with the methodology utilized in the Initial Projections.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Credit Party sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any Person (other than a Credit Party or any Subsidiary of any Credit Party), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any (i) sales or licenses in the ordinary course of business on ordinary business terms, (ii) sales of used, obsolete or worn-out tangible assets, (iii) sale and leaseback transactions permitted by Section 6.8, (iv) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction, (v) sales, assignments, transfers or other dispositions that would otherwise constitute Investments permitted under Section 6.4, Liens permitted under Section 6.2 or Restricted Payments permitted under Section 6.5, (vi) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Credit Parties in the ordinary course of business, (vii) sales, leases or other dispositions of inventory of a Credit Party in the ordinary course of business and reasonably determined in good faith by the management of such Credit Party to be no longer useful or necessary in the operation of the business of such Credit Party and (viii) leases, occupancy agreements and subleases of real property in the ordinary course of business.

“Distribution Agreements” shall mean (i) any and all agreements entered into by a Credit Party, pursuant to which such Credit Party has sold, leased, licensed or assigned distribution rights or other exploitation rights to any Item of Product to an un-Affiliated Person, and (ii) any and all agreements hereafter entered into by a Credit Party pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to an Item of Product to an un-Affiliated Person.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any period, all as determined in accordance with GAAP, the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such period, plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined): (i) gross interest expense for such period less gross interest income for such period, (ii) provision for federal, state and local taxes based on income, profits, dividends, or capital of the Borrower and its Consolidated Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary, unusual or non-recurring charges, expenses or losses, (vi) any non-cash charges, expenses or losses; provided that, for purposes of this clause (vi), any non-cash charges, expenses or losses shall be treated as cash charges, expenses or losses in any subsequent period during which cash disbursements attributable thereto are made, and (vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Kelso Group or any of its affiliates (or any accruals related to such fees and related expenses) during such period permitted pursuant to Section 6.10(ix) hereof, minus (b) the sum of (without duplication and to the extent the amounts described in clause (b)(ii) increased such Consolidated Net Income for the respective period for which EBITDA is being determined): (i) Direct Film Cost for such period and (ii) the sum of non-cash, income, gains and other items increasing Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such period (but excluding any such items in respect of which cash was received in a prior period or will be received in a future period).

EBITDA shall be calculated on a Pro Forma Basis (including any synergies and cost savings relating to Permitted Business Acquisitions as certified by the chief financial officer of the Borrower as being factually supportable, reasonably achievable and as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any such acquisition or disposition, provided, that in no event shall the EBITDA attributable to synergies and cost savings under such Pro Forma Basis calculations exceed five percent (5%) of the aggregate Pro Forma Basis EBITDA that would have existed in the absence of having included such synergies and cost savings) and shall not include any non-cash impact attributable to purchase accounting adjustments as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by such acquisition, in accordance with GAAP.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $1,000,000,000, (ii) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having a net worth of at least $100,000,000, calculated in accordance with GAAP, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided, that such bank is acting through a branch, subsidiary or agency located in the country in which it is organized or another country which is also a member of the OECD, (iv) the central bank of any country which is a member of the OECD, (v) a financial institution, insurance company or fund which regularly engages in making, purchasing or otherwise investing in commercial loans, (vi) a “Qualified Institutional Buyer”, as defined in Rule 144A under the Securities Act of 1933, (vii) an Approved Fund or (viii) any other Person consented to by the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default shall have occurred and be continuing) and the Administrative Agent.

“Eligible Library Amount” (A) prior to the First Priority Obligations Payment Date shall have the meaning set forth for such term in the First Lien Agreement, including that it shall initially be equal to $672,908,000, which amount is equal to the present value at 10% of the unexploited rights to the Completed Items of Product of the Credit Parties as set forth in the Current Valuation; provided, however, that the First Lien Agent may in its discretion reduce the Eligible Library Amount to reflect interim decreases, if any, in the remaining value of unsold library rights resulting from one or more agreements pertaining to the licensing, distribution or sale of library product under which the aggregate amount received or due exceeds $20,000,000 at any time and (B) from and after the First Priority Obligations Payment Date shall be established as follows: (i) the Eligible Library Amount shall be redetermined with respect to the Credit Parties on an annual basis (and, to the extent from time to time requested by the Borrower, at more frequent intervals) by an independent consultant approved by the Administrative Agent, acting reasonably and in good faith, using methodology consistent with that used in the Current Valuation or otherwise approved by the Administrative Agent acting reasonably and in good faith and shall be accompanied by a variance analysis of the value of such Eligible Library Amount against the Eligible Library Amount for the preceding period, (ii) the Administrative Agent shall be entitled to exclude from the computation of Eligible Library Amount any library credit which has not been valued by an independent consultant and in a manner, in each case, meeting the requirements set forth in clause (i) above, (iii) the Eligible Library Amount may be increased in the case of a significant library acquisition upon the delivery of a supplemental valuation report meeting the requirements of clause (i) above and (iv) the Eligible Library Amount will be decreased to reflect (a) any write-down of the assets contained in the Borrower’s financial statements provided pursuant to Section 5.1 hereof to the extent that such assets were theretofore included in the Eligible Library Amount, (b) for purposes of the computations required by Sections 2.10(f) and 6.21, any asset sales sold or disposed of since the last valuation report and (c) for purposes of computing the Eligible Library Amount for inclusion in the Borrowing Base, subsequent to the sale or disposition of Items of Product representing more than the lesser of $15,000,000 and 2% of the Eligible Library Amount since the last valuation report, any assets sold or disposed of since the last valuation report.

All new valuations shall be deemed approved unless the First Lien Agent or Required Lenders under the First Lien Agreement, in either case acting reasonably, object thereto in writing with the reasons for such objection(s). If the First Lien Agent or Required Lenders under the First Lien Agreement so object in writing to any new valuation within 45 days after receipt thereof, the Borrower shall have 60 days from its receipt of such written notice to deliver or cause to be delivered a revised valuation to the First Lien Agent (which will be subject to the same objection process set forth above, but subject to an outside resolution date not more than 30 days after receipt by the Borrower of a second written notice from the First Lien Agent) and during such period the “Eligible Library Amount” shall be deemed to be the lesser of (x) the amount (as adjusted above for subsequent events) last accepted by the First Lien Agent and the First Lien Lenders and (y) the amount (as adjusted for subsequent events) in the most recent valuation presented to the First Lien Agent; notwithstanding the foregoing, the First Lien Agent may object to the inclusion of any value in any new valuation on the Eligible Library Amount attributable to an Item of Product for which the Borrower prior to the delivery of such new valuation to the First Lien Agent has not provided a fully executed Copyright Security Agreement Supplement covering its interest under copyright in that Item of Product (whether such rights are as copyright proprietor or as licensee) containing the registration numbers assigned by the United States Copyright Office to the underlying copyright interest (other than the registration and/or recordation numbers for Items of Product for which filings have been made and the appropriate expedited filing fee has been paid but for which registration and/or recordation numbers have not yet been received). For purposes of the definition of Eligible Library Amount, to the extent any Credit Party is required to act within a certain number of days the last day of which is not a Business Day, then the due date for such action shall be extended to the next succeeding Business Day.

Subsequent to the First Priority Obligations Payment Date, all determinations and/or other action to be taken by the First Lien Agent pursuant to the definition “Eligible Library Amount” shall instead be taken by the Administrative Agent.

“Environmental Laws” shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection, occupational health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657 (only to the extent related to workplace exposure to Hazardous Materials), together, in each case, with any amendment thereto, and the regulations adopted and the publications promulgated thereunder and all substitutions thereof.

“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning given to such term in Article 7 hereof.

“Excluded Proceeds” shall mean (i) any proceeds realized in a single transaction or series of related transactions not exceeding $2,500,000 and (ii) any proceeds realized from one or more transactions not exceeding $17,000,000 in the aggregate; provided, that upon the aggregate amount of Excluded Proceeds realized by the Credit Parties meeting or exceeding $17,000,000, the entirety of such proceeds shall be deemed to be Net Proceeds that the Borrower shall prepay or reinvest in accordance with Section 2.10(f) or 6.6(d) hereof (less any amounts previously prepaid or reinvested in accordance with Section 2.10(f) or 6.6(d)), following which prepayment or reinvestment of all such Excluded Proceeds, the amount of Excluded Proceeds shall be reset to zero.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (or minimum tax or similar taxes imposed in lieu thereof) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or otherwise imposed as a result of a connection between the Administrative Agent or any Lender, as applicable, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any Lender) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Credit Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a) and (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.14(e).

“Existing Second Lien Facility” shall have the meaning given such term in the Introductory Statement hereof.

“Existing Senior Facilities” shall mean the Credit, Security, Guaranty and Pledge Agreement dated as of January 12, 2006 (as amended, restated, supplemented or otherwise modified prior to, but excluding, the date hereof) among the Borrower, the guarantors party thereto, the lenders party thereto, and the Administrative Agent.

“Facility” shall have the meaning given such term in the Introductory Statement hereof.

“FASB” shall mean the Financial Accounting Standards Board.

“First Lien Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Facilities.

“First Lien Agreement” shall mean that certain Credit, Security, Guaranty and Pledge Agreement, dated as of January 12, 2006 (as amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the Intercreditor Agreement), among the Borrower, the Guarantors, the First Lien Agent and the First Lien Lenders pursuant to which the following first-lien loans are to be extended to Borrower: (a) a six-year revolving credit facility of $275,000,000 and (b) a six-year term loan of $175,000,000, which matures on March 30, 2013.

“First Lien Facilities” shall mean each of the loans contemplated by the First Lien Agreement and all other obligations of the Borrower in connection therewith.

“First Lien Lenders” shall mean the “Lenders” (as such term is defined in the First Lien Agreement).

“First Lien Notes” shall mean the “Notes” (as such term is defined in the First Lien Agreement).

“First Priority Obligations” shall have meaning given to such term in the Intercreditor Agreement.

“First Priority Obligations Payment Date” shall have meaning given to such term in the Intercreditor Agreement.

“Foreign Lender” shall mean any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.

“Foreign Production Subsidiary” shall mean any Foreign Subsidiary established or existing solely for the purpose of producing or acquiring an Item of Product, which Foreign Subsidiary may control the bare copyright but the not economic benefits of such Item of Product and may have the right to manage funds utilized to produce such Item of Product; it being understood that such economic benefits (including, without limitation, the distribution rights and the proceeds generated from the exploitation of such Item of Product) of such Item of Product and the beneficial ownership of the funds utilized to produce such Item of Product shall be held by a Credit Party.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Pledgeholder Agreements, the Copyright Security Agreement, the Copyright Security Agreement Supplements, any Trademark Security Agreement, the Hallmark Guaranty, the Contribution Agreement, the Instruments of Assumption and Joinder, UCC financing statements and any other ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect (i) with respect to the determination of the Credit Parties’ compliance with the financial covenants set forth in Section 6.21 hereof, on the date hereof consistently applied and (ii) for all other purposes hereunder, from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.

“Guarantors” shall mean all the entities listed on Schedule 3 hereto and (a) all other direct and indirect Subsidiaries of the Borrower, whether now existing or hereafter acquired or created, (i) with assets valued at $250,000 or greater and (ii) formed under the laws of a jurisdiction located in the United States of America and (b) any entity which is not a Guarantor hereunder but becomes a “Guarantor” under the First Lien Facilities.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date listed on Schedule 3.17 or entered into in connection with an acquisition or disposition of assets permitted under this Credit Agreement. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty, whichever is less.

“Hallmark Guaranty” shall mean that certain Guaranty of Hallmark Cards, Inc. for the benefit of the Borrower, in the form attached hereto as Exhibit L.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or similar materials defined in any Environmental Law.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 365 days or such longer terms as may be customary in the industry), accrued expenses, deferred compensation arrangements and advance payments in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect; (iv) deferred payment obligations relating to a lump-sum judgment or settlement of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person; and (v) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (but only to the extent of the lesser of the amount of such Indebtedness and the aggregate fair market value of all assets of such Person securing such Indebtedness); provided, that Indebtedness shall not include any non-refundable advance made to a Credit Party by a third party distributor in connection with the production, distribution or sale of any Item of Product.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Assumption pursuant to which it became a Lender.

“Initial Projections” shall mean the projections included in the Confidential Information Memorandum and dated March 15, 2007, together with the projections provided by the Borrower to the Administrative Agent and posted via IntraLinks to prospective Lenders by the Administrative Agent on March 15, 2007.

“Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder substantially in the form of Exhibit J hereto.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement among the Borrower, the Administrative Agent and the First Lien Agent dated as of the date hereof, and substantially in the form attached hereto as Exhibit D (as amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance herewith and therewith).

“Interest Deficit” shall have the meaning given to such term in Section 2.15(a) hereof.

“Interest Payment Date” shall mean (i) as to any LIBOR Loan having an Interest Period of one, two or three months, the last day of such Interest Period, (ii) as to any LIBOR Loan having an Interest Period of more than three months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three months or an integral multiple thereof, and (iii) with respect to Alternate Base Rate Loans, the last Business Day of each March, June, September and December (commencing the last Business Day of June 2007).

“Interest Period” shall mean as to any LIBOR Loan, the period commencing on the date of such Loan or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, three, six or, if available from all Lenders, nine or twelve months thereafter as the Borrower may elect; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may be selected which would end later than the Maturity Date, and (iii) no Interest Period of nine or twelve months may be selected unless available and consented to by all Lenders in their sole discretion.

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), or any purchase of any security of another Person. The amount of each Investment will be determined at the time such Investment is made and without giving effect to subsequent changes in value.

“Item of Product” shall mean any made-for-television product including movies of the week, mini-series and series or any episode thereof produced for release on any form of television viewing or transmission or via internet or electronic mobile devices in any case whether recorded on film, videotape, cassette, cartridge, disc, digital medium or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which a Credit Party (i) is the copyright owner, or (ii) acquires an equity interest (whether directly, through a joint venture or partnership or otherwise) or distribution rights; provided, that all of the episodes of any television series for a broadcast season shall be collectively regarded as being one Item of Product. The term “Item of Product” shall include, without limitation, the scenario, screenplay or script upon which such Item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of such Credit Party, and all rights therein and thereto, of every kind and character, in each case, solely to the extent that a Credit Party owns, creates or acquires a copyrightable interest therein and/or distribution rights thereto.

“Kelso Group” shall mean Kelso & Company L.P. (“Kelso”), members of the Borrower’s management (“Management”), Five Arrows Capital AG (“Rothschild”), Magnetite Asset Investors III L.L.C. (“Magnetite”) and OCM Hallmark Holdings, Inc., a Delaware corporation (“Oak Tree” and, together with Management, Rothschild and Magnetite, the “Co-Investors”) and their respective Affiliates; provided that for purposes of this definition and the definition of Change in Control, the aggregate amount of Equity Interests owned directly or indirectly by the Co-Investors and their respective Affiliates that may be included for purposes of calculating the percentage of Equity Interest owned by Kelso Group shall be an amount that represents no more than 10% of the direct or indirect Equity Interests of the Borrower held by Kelso and its Affiliates as of any date of determination.

“Laboratory” shall mean, collectively (i) The Television Center in Los Angeles, California, (ii) Bonded Services in Fort Lee, New Jersey and (iii) any other domestic laboratory or film vault at which a Credit Party from time to time will store Physical Materials relating to a Completed Item of Product (as opposed to processing laboratories for video, film, sound or effects during production or post production of an Item of Product or duplication of Completed Items of Product that are not first-generation Items of Product) and that delivers a Pledgeholder Agreement in favor of the Administrative Agent.

“Lender” and “Lenders” shall mean the financial institutions whose names appear on Schedule of Commitments and any assignee of a Lender pursuant to Section 13.3 hereof, and their respective successors.

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s LIBOR Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.

“Leverage Ratio” shall mean, at any date of determination, the ratio of (i) the aggregate principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries on such date (net of unrestricted cash and Cash Equivalents) to (ii) the EBITDA for the Borrower and its Consolidated Subsidiaries for the four-fiscal-quarter-period ending as of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available.

“LIBOR” shall mean, with respect to the Interest Period for a LIBOR Loan, an interest rate per annum equal to the quotient (rounded upwards to the next 1/100 of 1%) of (A) the rate for Dollar deposits for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page or any successor service as of 11:00 A.M., London Time, two Business Days prior to the beginning of such Interest Period (or, in the event that such rate does not appear on such page, by reference to such other comparable publicly available service for displaying Eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for LIBOR at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period) divided by (B) one minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board. It is agreed that for purposes of this definition, LIBOR Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

“LIBOR Loan” shall mean a Loan based on LIBOR in accordance with the provisions of Article 2 hereof.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction); provided, however, that this term shall not include contractual encumbrances which do not afford security of the type described in this definition or the rights of a licensee as a licensee.

“Liquidity Ratio” shall mean the ratio, calculations of which shall be determined in accordance with Exhibit M, of (i) all projected known cash sources of the Borrower and its Consolidated Subsidiaries (including cash on hand, borrowings under the First Lien Facilities and cash receipts from operations) to (ii) all projected known cash uses of the Borrower and its Consolidated Subsidiaries (including debt service, tax disbursements, amounts to be spent to acquire film inventory, print and advertising expenses, overhead, development expenses, capital expenditures and all other cash expenditures), all as projected by the Borrower in good faith.

“Loans” shall mean the loans made hereunder in accordance with Section 2.2 hereof.

“Management Agreement” shall mean that certain letter agreement between Borrower and Kelso & Company L.P., dated January 12, 2006.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean any change or effect that individually or in the aggregate (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, operations, properties, financial condition, liabilities (including contingent liabilities) or Material Agreements of the Borrower and its Subsidiaries, taken as a whole, (b) materially impairs the legal right, power or authority of the Borrower or the Credit Parties, taken as a whole, to perform their obligations under the Fundamental Documents to which they are a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent for the benefit of itself and the Lenders under, the Fundamental Documents.

“Material Agreement” shall mean any Distribution Agreement, credit agreement, indenture, joint venture agreement, or other agreement, contract, license or lease under which a Credit Party reasonably expects that it would, pursuant to the terms thereof, (a) recognize future revenues in excess of $17,000,000, (b) incur liabilities or obligations in excess of $17,000,000 or (c) likely suffer damages or losses in excess of $17,000,000 by reason of the breach or termination thereof; provided, that no production services agreement or other relevant agreement principally relating to the production of an Item of Product shall constitute a “Material Agreement” hereunder.

“Maturity Date” shall mean the earlier of (i) April 13, 2014, and (ii) such other date as the Loans shall become due and payable in accordance with Article 7 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.

“Negative Pick-up Obligation” means, with respect to any Item of Product produced by a third party, a commitment to pay a certain sum of money or other Investment made by the Credit Party in order to obtain ownership or distribution rights in such Item of Product, but which does not require any payment unless or until the requirements of clause (A) of the definition of Completion have been satisfied. Negative Pick-up Obligation includes both “traditional” negative pick-up arrangements and indirect structures.

“Net Proceeds” shall mean 100% of the cash proceeds actually received by any of the Credit Parties (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) from any Disposition to any Person or the issuance of Indebtedness by such Credit Party or Subsidiary, net of (i) reasonable attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than with respect to any subordinated debt), other customary and reasonable expenses and brokerage, consultant and other customary and reasonable fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof, provided, that, Net Proceeds shall not include Excluded Proceeds except as expressly provided in the proviso in the definition of Excluded Proceeds.

“Note” or “Notes” shall have the meaning given to such term in Section 2.4 hereof.

“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of (i) principal of and interest on the Loans, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility, (ii) from and after the First Priority Obligations Payment Date, all amounts payable by the Borrower to any Lender under any Swap Agreement; provided, that the Administrative Agent shall have received written notice thereof within ten (10) Business Days after execution of such Swap Agreement and (iii) amounts payable to JPMorgan Chase Bank, N.A. or its affiliates in connection with any bank account maintained by the Borrower or any other Credit Party at JPMorgan Chase Bank, N.A., or its affiliates or any other banking services provided to the Borrower or any other Credit Party by JPMorgan Chase Bank, N.A. or its affiliates.

“Original Closing Date” shall mean January 12, 2006.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

“Parent” shall mean RHI Entertainment Holdings, LLC, a Delaware limited liability company.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer by the acquirer or an Affiliate of the acquirer, (b) in the case of acquisitions of all Equity Interests of a Person, such Person shall become a Guarantor hereunder if required by Section 5.21 and (c) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with Applicable Laws; and (iii) either (x) such acquisition is entirely funded by the issuance of additional Equity Interests (other than Specified Equity Contributions) or (y) on a Pro Forma Basis after giving effect to such acquisition the Liquidity Ratio, as evidenced by a certificate executed by an Authorized Officer of the Borrower, for the ensuing four fiscal quarters is projected by the Borrower to be at least 1.125:1.0.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.

“Permitted First Lien Refinancing” shall be as defined in the Intercreditor Agreement.

“Permitted Refinancing” shall be as defined in the Intercreditor Agreement.

“Permitted Slate Financing” shall mean a Slate Financing with respect to one or more Items of Product: (a) that is designated as a Slate Financing for such Items of Product by an Authorized Officer of the Borrower in a certificate delivered to the Administrative Agent prior to the Borrower engaging in such Slate Financing and which certifies that such Slate Financing qualifies as such pursuant to the terms and conditions of this Credit Agreement, (b) in which the third party providing such Slate Financing is a Slate Financing Permitted Counterparty, (c) the amount of which Slate Financing does not exceed the exposure limitation set forth for such Slate Financing Permitted Counterparty on Schedule 2A hereto to the extent such Slate Financing Permitted Counterparty is listed therein, and (d) for which a Slate Financing Intercreditor Agreement has been executed and delivered to the Administrative Agent by the applicable parties thereto.

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Physical Materials” shall have the meaning given to such term in paragraph (iv) of the definition of “Collateral” herein.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by any Credit Party, or any ERISA Affiliate, or any other plan covered by Title IV of ERISA that covers employees of the Credit Parties.

“Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-102(64) of the UCC) including cash proceeds (as defined in Section 9-102(9) of the UCC) of the Pledged Securities.

“Pledged Securities” shall mean (i) all of the issued and outstanding capital stock or other Equity Interests in each of the Credit Parties, (ii) all other equity securities or interests now owned or hereafter acquired by any of the Credit Parties (other than Equity Interests of any Controlled Foreign Subsidiary) and (iii) 65% of the Equity Interests of any Controlled Foreign Subsidiary held by any Credit Party, in each case, including without limitation the securities listed on Schedules 3.7(a) and 3.7(b) hereto.

“Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among a Credit Party (or Credit Parties), the First Lien Agent, the Administrative Agent and one or more Laboratories, substantially in the form of Exhibit E hereto, or in such other form and with such additional parties as shall be reasonably acceptable to the First Lien Agent.

“Pledgors” shall mean the Parent and those Credit Parties that own any of the Pledged Securities.

“Proceeds of Common Collateral” shall be as defined in the Intercreditor Agreement.

“Production Account(s)” shall mean individually or collectively, as the context so requires, each demand deposit account(s) established by a Credit Party at a commercial bank located in the United States of America or otherwise acceptable to the Administrative Agent, for the sole purpose of paying the production or acquisition costs of a particular Item of Product.

“Production Exposure” for an Item of Product that is not Completed shall mean (i) with respect to any Item of Product for which and to the extent a Credit Party has financial responsibility for production costs, the Budgeted Negative Cost allocable to such Credit Party for such Item of Product and (ii) with respect to all other Items of Product, the acquisition price paid or to be paid by a Credit Party for such Item of Product or any rights therein Negative Pick-up Obligations or co-financing obligation, in each case net of (x) amounts being cash-flowed as and when needed by an Acceptable Obligor and pursuant to contractual arrangements with such Acceptable Obligor and a Credit Party reasonably acceptable to the Administrative Agent and (y)

amounts being cash-flowed as and when needed by obligors that are not Acceptable Obligors not in excess of $1,000,000 per obligor and $20,000,000 in the aggregate for all obligors that are not Acceptable Obligors. For the avoidance of doubt, the calculation of Production Exposure shall not be applicable to any Slate Financing Items of Product unless the Credit Parties have any equity exposure relating thereto.

“Productive Assets” shall mean, (a) when used in connection with the sale or other disposition of assets constituting Collateral, any Items of Product or other assets used or useful in the business of the Borrower and its Subsidiaries, at least 80% of the value of which shall be pledged as Collateral hereunder and (b) when used in connection with the sale or other disposition of assets not constituting Collateral, any Items of Product or other assets used or useful in the business of the Borrower and its Subsidiaries.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Credit Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and, in each case not to finance any acquisition) incurred or permanently repaid during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated shall be deemed to have been incurred or repaid at the beginning of such period, (y) interest expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (z) in the case of a sale or other disposition of an asset during the Reference Period, or if the computation is being made specifically with regard to a sale or other disposition of an asset, the contribution to EBITDA of such asset during the Reference Period shall be excluded.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by an Authorized Officer of the Borrower. In the context of determining the permissibility of any Permitted Business Acquisitions pro forma calculations may, for any fiscal period ending on or prior to the first anniversary of such Permitted Business Acquisition, include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Permitted Business Acquisition, as follows: such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12 month period following the consummation thereof and, are estimated on a good faith basis by the Borrower. The Borrower shall deliver to the Administrative Agent a certificate of a financial Authorized Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.

“Quiet Enjoyment” shall be as defined in Section 8.13 hereof.

“Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid, accrued interest and premiums thereon and underwriting discounts, fees, commissions and expenses), (b) the maturity date of such Refinancing Indebtedness shall not occur prior to the Maturity Date, (c) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations under this Credit Agreement, such Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Lenders or otherwise), such Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Administrative Agent and the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean Lenders holding (i) prior to the Closing Date at least a majority of the Total Commitments and (ii) on or after the Closing Date, at least a majority of the then-outstanding Loans.

“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interests in any Credit Party or any Subsidiary thereof, now or hereafter outstanding, other than redemptions or repurchases funded from the proceeds of the issuance of additional Equity

Interests, other than Specified Equity Contributions, (iii) any payment made by any Credit Party to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Credit Party or any Subsidiary thereof, now or hereafter outstanding, (iv) any voluntary prepayment of unsecured Indebtedness and (v) any payment under any Synthetic Purchase Agreement.

“S&P” shall mean Standard & Poor’s Ratings Group.

“Schedule of Commitments” shall mean, with respect to all Loans, the schedule of Commitments of the Lenders set forth on Schedule 1 hereto, as the same may be amended from time to time by operation of Assignments and Acceptances in accordance with Section 13.3 hereof (as determined by the Administrative Agent) in connection with or amendment to this Credit Agreement that is executed in accordance with Section 13.10 hereof.

“Slate Financing” shall mean the financing, in whole or in part, by a third party of the development and production of a slate (i.e. more than one) of Items of Product with respect to which the Borrower and its Subsidiaries otherwise would not produce or acquire any rights or interest therein, and which requires (i) that the Borrower or any of its Subsidiaries grant a security interest to such third party in and to any of such Items of Product, or (ii) that such third party receive a participation in revenue derived from the Borrower’s or any of its Subsidiaries’ exploitation of its rights in such Items of Product. For the avoidance of doubt, (1) the financing by third parties of Items of Product in the ordinary course of business which does not include the requirements set forth in (i) or (ii) above shall not constitute a Slate Financing; (2) any co-financing of Items of Product in the ordinary course of business which involves a splits rights relationship between the Borrower and its Subsidiaries and one or more third parties pursuant to which a Credit Party is not obligated to account to a third party with regard to the economic performance of the Item of Product distributed by it in its territories and/or media shall not constitute a Slate Financing and (3) and a Slate Financing shall not per se be a sale and leaseback subject to the restrictions of Section 6.8; provided, that: (x) with regard to any Slate Financing Item of Product which is not wholly financed by third parties, that the Borrower is entitled to no less than its pro rata share of the cash flow from that Slate Financing Item of Product based upon the contribution by the Borrower or one of its subsidiaries (other than as a result of non-recourse financing) to the cost of developing, producing and exploiting such Slate Financing Item of Product, and (y) such Slate Financing results in a Credit Party acquiring specified rights relating to the distribution and exploitation of such Item of Product (which rights may include, without limitation, distribution fees, copyright for specified territories or media, or other rights).

“Slate Financing Intercreditor Agreement” shall mean, in respect of a Slate Financing Item of Product, an intercreditor agreement among the Administrative Agent, the Second Lien Agent, the applicable Credit Party, the applicable Slate Financing Permitted Counterparty and other interested parties, if any, in form and substance reasonably satisfactory to the Administrative Agent (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof and thereof) and governing, among other things, the terms of the applicable Slate Financing arrangements and the remittance to the Slate Financing Permitted Counterparty of the proceeds of such Slate Financing Item of Product. Such intercreditor agreement shall, among other things:

(i)

acknowledge that a Credit Party will be the exclusive distributor or sales agent of the Slate Financing Item of Product for specified territories and media and for a specified period of time, but in no event less than ten years;

(ii)

provide for the Administrative Agent to have a first priority security interest (subject to the Permitted Slate Financing Counterparty’s negotiated recoupment position), including control by the Administrative Agent in the event of a liquidation of any common collateral, and (other than with respect to any territory or media over which, in the context of a tax benefit transaction, the tax counter-party has a priority claim in a specified foreign territory in which the tax benefit counterparty or an Affiliate thereof is located) provide the Administrative Agent with (x) control of remedies against the Credit Party’s licensees of the Slate Financing Item of Product, and (y) the right to deduct from the cash proceeds realized from the exercise of such remedies, its costs in pursuing remedies against the Credit Party’s licensee of such Slate Financing Item of Product;

(iii)

prohibit such Slate Financing Permitted Counterparty from interfering with the rights of the licensees of the Slate Financing Item of Product (other than with respect to any territories or media over which such Slate Financing Permitted Counterparty has a priority claim); and

(iv)

permit the Slate Financing Permitted Counterparty to pursue remedies only against the applicable Credit Parties (and only for money damages), and not the Slate Financing Item of Product or the licensees thereof.

“Slate Financing Item of Product” shall mean any Item of Product that is the subject of a Slate Financing.

“Slate Financing Permitted Counterparty” shall mean (i) each Person listed on Schedule 2A hereto (or a majority-owned Subsidiary of any such Person, provided that such Subsidiary’s obligations with respect to any relevant Slate Financing Item of Product is guaranteed by such Person in a manner satisfactory to the Administrative Agent or such Subsidiary’s capitalization and credit-worthiness are otherwise acceptable to the Administrative Agent in the exercise of its reasonable commercial judgment), provided that the contemplated Slate Financing to be provided by such Person for such Slate Financing Item of Product, together with the aggregate of all Slate Financings to be provided by such Person but not yet funded for other Slate Financing Items of Product, does not exceed the exposure limitation set forth for such Person on Schedule 2A; provided further, that the Administrative Agent may from time to time by written notice to the Borrower (which notice shall be prospective only, i.e., such reduction shall not be given effect in the context of any Item of Product for which a Slate Financing Intercreditor Agreement has already been executed, but such reduction shall nevertheless be effective for all other purposes immediately upon the Borrower’s receipt of such notice) reduce the exposure limitation set forth on Schedule 2A for such Person or its Subsidiaries, as the

Administrative Agent, acting in good faith and, to the extent reasonably practicable, giving its reasons to the Borrower, may in its discretion deem appropriate, and (ii) any other Person acceptable (with respect to such Person’s identity and creditworthiness) to the Administrative Agent with regard to a specific transaction.

“Specified Equity Contribution” shall have the meaning given such term in Section 1.2 hereof.

“Specified Permitted Encumbrances” shall mean those Liens permitted under Sections 6.2(b), (c), (d), (e), (f), (h), (i), (j), (k), (l), (o), (r), (s), (t) and, to the extent that the applicable party to a sale-leaseback will require the Administrative Agent to release its Lien on an Item of Product and subsequently reattach its Lien to the distribution rights related thereto, (p).

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement.

“Synthetic Purchase Agreement” means any Swap Agreement or similar agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than a Credit Party of any Equity Interest in any Credit Party or any subordinated Indebtedness, or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party or any subordinated Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party or any subordinated Indebtedness; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Credit Party or its Subsidiaries shall be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders.

“Trademark Security Agreement” shall mean the Trademark Security Agreement substantially in the form of Exhibit F hereto to be executed by the Borrower and the Guarantors, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Transactions” shall mean, collectively, (x) the acquisition of all of the Equity Interests of Hallmark Entertainment, LLC in connection with the Existing Second Lien Facility and any transactions in connection therewith and (y) the merger of HEI Acquisition, LLC with and into Hallmark Entertainment, LLC (currently RHI Entertainment, LLC) and any transactions in connection therewith, including the making of the initial loans under the Existing Second Lien Facility.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or to LIBOR.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement (as such Uniform Commercial Code is amended from time to time).

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Valuation Items of Product” shall mean all Items of Product which were analyzed in connection with, and included as a component of, the Current Valuation.

SECTION 1.2. Determination of Financial Covenants. For the purposes of determining compliance with Section 6.21, the Borrower may include investments made by the Kelso Group in the Borrower (the “Specified Equity Contribution”); provided that (i) such investment is in the form of common equity or other equity which is not entitled to receive any cash payments prior to the repayment in full of the Facilities and the Second Lien Facility and is not entitled to any mandatory redemptions, (ii) is made within ten (10) days of the date on which compliance is determined in Section 6.21, (iii) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in which no Specified Equity Contribution is made and (iv) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Specified Equity Contribution is made.

2. THE LOANS

SECTION 2.1.Term Loan Commitments

(a) Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make a loan (the “Loans”) to the Borrower on the Closing Date in the

amount of such Lender’s Commitment as part of a single-draw term loan to the Borrower simultaneous with the initial borrowings under the First Lien Agreement.

(b) The Commitments are not revolving in nature, and the principal amount of any Loan, once repaid, may not be reborrowed.

SECTION 2.2. Term Loans and Borrowings.

(a) The Loan of each Lender shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Alternate Base Rate Loans or LIBOR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date must be made as Alternate Base Rate Loans unless the Borrower shall have provided three Business Days’ prior notice thereof and shall have agreed on or prior to the date of the request to protect the Lenders against the failure to borrow a LIBOR Loan on the date requested on terms substantially similar to those contained in Section 2.10(b). Subject to Section 2.11(e), each Lender may at its option fulfill its obligation to make any LIBOR Loan by causing a foreign branch or affiliate to fund such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms hereof and of the relevant Note or increase the costs to the Borrower payable hereunder in respect of LIBOR Loans. Subject to the other provisions of this Section 2.2, Section 2.8(b), Section 2.9 and Section 2.11, Loans of more than one Type may be outstanding at the same time.

(c) The Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each Borrowing hereunder; such notice shall be irrevocable and to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, (i) in the case of Alternate Base Rate Loans, on the Business Day preceding the date on which such Loan is to be made and (ii) in the case of LIBOR Loans, on the third Business Day preceding the date on which such Loan is to be made. Such notice shall specify (A) the amount of the requested Loan, (B) the date on which such Loan is to be made (which shall be a Business Day), and (C) whether the Loan then being requested is to be (or what portion or portions thereof are to be) an Alternate Base Rate Loan or a LIBOR Loan and the Interest Period or Interest Periods with respect thereto in the case of LIBOR Loans. In the case of a LIBOR Loan, if no election of an Interest Period is specified in such notice, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of any Loan, such notice shall be deemed a request for an Alternate Base Rate Loan. Notwithstanding anything to the contrary contained in this Section 2.2, the Borrower shall not have the right to request more than one Borrowing.

(d) Notwithstanding any provision to the contrary in this Credit Agreement, the Borrower shall not, in any notice of borrowing under this Section 2.2 request any LIBOR

Loan which, if made, would result in an aggregate of more than six (6) separate LIBOR Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, LIBOR Loans having Interest Periods commencing or ending on different days shall be considered separate LIBOR Loans.

(e) The aggregate amount of any Borrowing consisting of LIBOR Loans shall be in a minimum aggregate principal amount of $500,000 or such greater amount which is an integral multiple of $100,000 and the aggregate amount of any Borrowing consisting of Alternate Base Rate Loans shall be in a minimum aggregate principal amount of $500,000 or such greater amount which is an integral multiple of $100,000.

(f) Notwithstanding any other provision of this Credit Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing, if the Interest Period with respect thereto would end after the Maturity Date.

(g) The Administrative Agent shall disburse the proceeds of Loans by depositing them directly to the account specified to the Administrative Agent by the Borrower in writing.

SECTION 2.3. [Intentionally Omitted].
SECTION 2.4. Notes; Repayment.

(a) Any Lender may request that the Loan made by such Lender hereunder be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (each a “Note”) in the face amount of such Lender’s Commitment, payable to such Lender, duly executed on behalf of the Borrower and dated as of the date hereof. The principal amount of the Loans shall be payable in full on the Maturity Date.

(b) Each of the Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.5 hereof. Each Lender and the Administrative Agent on its behalf is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to its Note, if any; provided, however, that the failure of any Lender or the Administrative Agent to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

SECTION 2.5. Interest on Loans.

(a) In the case of a LIBOR Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to LIBOR plus the Applicable Margin. Interest shall be payable on each LIBOR Loan on each applicable Interest Payment Date, on the Maturity Date and on the date of a conversion of such LIBOR Loan to an Alternate Base Rate Loan. The Administrative Agent shall determine the applicable LIBOR for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall notify the Borrower and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.

(b) In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days for Federal Funds Effective Rate loans, and over a year of 365/366 days for Prime Rate loans) equal to the Alternate Base Rate plus the Applicable Margin. Interest shall be payable in arrears on each Alternate Base Rate Loan on each applicable Interest Payment Date and on the Maturity Date.

(c) Anything in this Credit Agreement or any Note to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum permitted by Applicable Law.

SECTION 2.6. Fees. The Borrower agrees to pay to the Administrative Agent on the Closing Date any and all fees, if any, that are then due and payable by it to the Administrative Agent.

SECTION 2.7. Termination of Commitment. Unless previously terminated, the Commitment shall terminate at 4:00 p.m. New York time on the Closing Date.

SECTION 2.8. Default Interest; Alternate Rate of Interest.

(a) If the Borrower shall default in the payment when due of the principal of, or interest on any Loan becoming due hereunder, whether at stated maturity, by acceleration or otherwise, or the payment of any other amount becoming due hereunder after written notification from the Administrative Agent to the Borrower of such amount, the Borrower shall on demand in writing from time to time pay interest, to the extent permitted by Applicable Law, on all overdue amounts outstanding from the due date thereof up to the date of actual payment of such defaulted amount (after as well as before judgment) (i) for the overdue principal or interest in respect of any LIBOR Loan, at 2% in excess of the rate then in effect for each such LIBOR Loan, and (ii) for the overdue principal or interest in respect of any Alternate Base Rate Loan and for all other overdue amounts hereunder, at 2% in excess of the rate then in effect for Alternate Base Rate Loans.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, (i) the Administrative Agent shall have received notice from any Lender of such Lender’s determination (which determination, absent manifest error, shall be conclusive) that Dollar deposits in the amount of the principal amount of such LIBOR Loan are not generally available in the London Interbank Market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of such LIBOR Loan during such Interest Period, or (ii) the Administrative Agent shall have determined that reasonable means do not exist for ascertaining the applicable LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a LIBOR

Loan (or conversion to or continuation as a LIBOR Loan pursuant to Section 2.9 hereof), made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be deemed to be a request for an Alternate Base Rate Loan; provided, however, that in the circumstances described in clause (i) above such deemed request shall only apply to the affected Lender’s portion thereof. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request (or portion thereof, as the case may be) for a LIBOR Loan, to the extent such request relates to such affected Lender’s portion shall be deemed to be a request for an Alternate Base Rate Loan.

SECTION 2.9. Continuation and Conversion of Loans. The Borrower shall have the right, at any time, (i) to convert any LIBOR Loan or portion thereof to an Alternate Base Rate Loan or to continue such LIBOR Loan or a portion thereof for a successive Interest Period, or (ii) to convert any Alternate Base Rate Loan or a portion thereof to a LIBOR Loan, subject to the following:

(a) the Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each continuation or conversion hereunder of at least three Business Days for continuation as or conversion to a LIBOR Loan; such notice shall be irrevocable and to be effective, must be received by the Administrative Agent on the day required not later than 2:00 p.m., New York City time;

(b) unless the Required Lenders otherwise consent, no Event of Default or Default shall have occurred and be continuing at the time of any conversion to a LIBOR Loan or continuation of any such LIBOR Loan into a subsequent Interest Period;

(c) no Alternate Base Rate Loan may be converted to a LIBOR Loan and no LIBOR Loan may be continued as a LIBOR Loan if, after such conversion or continuance, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than six (6) separate LIBOR Loans would be outstanding hereunder with respect to each Lender (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different Loans even if made on the same date);

(d) if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective Percentage of the principal amount of such Loans held by the Lenders immediately prior to such continuation or conversion;

(e) the aggregate principal amount of Loans continued as or converted to LIBOR Loans as part of the same Borrowing shall be $500,000 or such greater amount which is an integral multiple of $100,000;

(f) accrued interest on the LIBOR Loans (or portion thereof) being continued shall be paid by the Borrower at the time of continuation;

(g) the Interest Period with respect to a new LIBOR Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;

(h) if a LIBOR Loan is converted to another type of Loan prior to the last day of the Interest Period with respect thereto, the amounts required by Section 2.10(b) shall be paid upon such conversion;

(i) each request for a continuation as or conversion to a LIBOR Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(j) in the event that the Borrower shall not give notice to continue or convert any LIBOR Loan as provided above, such Loan (unless repaid) shall automatically be converted to an Alternate Base Rate Loan at the expiration of the then current Interest Period.

The Administrative Agent shall, after it receives notice from the Borrower, promptly give the Lenders notice of any continuation or conversion.

SECTION 2.10. Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to the terms of the Intercreditor Agreement and paragraph (b) of this Section 2.10, the Borrower shall have the right at its option at any time and from time to time to prepay without premium or penalty (i) any Alternate Base Rate Loan, in whole or in part, upon at least one Business Day’s prior written, telephonic (promptly confirmed in writing) or facsimile notice to the Administrative Agent, in the principal amount of $500,000 or such greater amount which is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full, and (ii) any LIBOR Loan, in whole or in part, upon at least three Business Days’ prior written, telephonic (promptly confirmed in writing) or facsimile notice, in the principal amount of $500,000 or such greater amount which is an integral multiple of $100,000 if prepaid in part, or the remaining balance of such Loan if prepaid in full. Each notice of prepayment shall specify the prepayment date, each Loan to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loan in the amount and on the date stated therein. All prepayments under this Section 2.10(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment. All payments under this Section 2.10(a) consummated (x) prior to the first anniversary of the Closing Date will be subject to a prepayment premium of 2% of the Loans so prepaid and (y) from the first anniversary of the Closing Date through the second anniversary of the Closing Date will be subject to a prepayment premium of 1% of the Loans prepaid. Notwithstanding the foregoing, prior to the First Priority Obligations Payment Date, the Borrower may not repay the principal amount of the Loans (but may adjust Loans for pricing alternative purposes), without the prior written consent of the Required Lenders (as that term is defined under the First Lien Agreement) but may engage in a Permitted Refinancing.

(b) The Borrower shall reimburse each Lender on demand for any loss (excluding the loss of the Applicable Margin) incurred or to be incurred by any such Lender in the reemployment of the funds released (i) by any prepayment (for any reason) of any LIBOR Loan if such Loan is repaid prior to the last day of the Interest Period for such Loan, or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.2(c) or Section

2.9(a) in respect of LIBOR Loans, such Loan is not made, converted to or continued as a LIBOR Loan on the first day of the Interest Period specified in such notice of borrowing for any reason other than (A) a breach by any such Lender of its obligation to fund such borrowing when it is otherwise required to do so hereunder, or (B) a repayment resulting from a conversion required by a Lender pursuant to Section 2.12(a). Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (I) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.5, for the period from the date of such payment or failure to borrow, continue or convert to the last day (x) in the case of a payment prior to the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, continue or convert, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, continue or convert, over (II) the amount realized or to be realized by such Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan not so continued or converted during the period referred to above. Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within thirty (30) days of the Borrower’s receipt of such certificate.

(c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.10(a), the Borrower shall pay to the Administrative Agent for the account of the applicable Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower shall pay such Lender the amounts shown on such certificate within ten (10) Business Days of the Borrower’s receipt of such certificate.

(d) Any remaining Obligations under the Facility shall be paid in full on the Maturity Date.

(e) [Intentionally Omitted.]

(f) From and after the First Priority Obligations Payment Date, the Borrower shall prepay the Obligations in an amount equal to (i) 100% of the Net Proceeds from Dispositions by any Credit Party; provided however, that the Borrower shall have no obligation to prepay any portion of the Net Proceeds from such Dispositions if (x) the Borrower or the relevant Credit Party, as applicable, reinvests such Net Proceeds in, or enters into a binding agreement to acquire with such Net Proceeds, Productive Assets and/or Permitted Business Acquisitions within three hundred and sixty (360) days of such Disposition, (y) such Disposition is in connection with the sale or license of any Item of Product in the ordinary course of business or in connection with a sale and leaseback transaction or similar financial incentive transaction as permitted herein, or (z) after giving effect to such Disposition, the Leverage Ratio is less than 6.0:1.0 and (ii) 100% of the Net Proceeds from issuance of any Indebtedness for borrowed money by any Credit Party (other than Indebtedness permitted pursuant to Section 6.1).

(g) [Intentionally Omitted.]

(h) [Intentionally Omitted.]

(i) All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to but not including the date of prepayment.

(j) If on any day on which the Loans would otherwise be required to be prepaid but for the operation of this Section 2.10(j) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of the Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date the Borrower may, at its option, deposit Dollars into the Cash Collateral Account in an amount equal to such excess. If the Borrower makes such deposit then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date and (ii) on the last day of each Interest Period with respect to any LIBOR Loan in effect after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from the Cash Collateral Account, if any, (and liquidate investments held in such Cash Collateral Account as necessary) to prepay LIBOR Loans for which the Interest Period is then ending until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 2.10(j).

(k) Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 2.11. Increased Costs.

(a) If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR); or

(ii)	impose on any Lender or the London Interbank Market any other condition affecting this Credit Agreement or LIBOR Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, however, that the Borrower shall not be obligated to pay such compensation to any Lender on account of any Taxes pursuant to this Section 2.11 and Taxes shall be solely governed by Section 2.14.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made by such Lender to a level below that which such Lender or the or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, the changes as a result of which such amounts are due and the manner of computing such amounts, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) Each Lender agrees that with reasonable promptness after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.8(b), this Section 2.11 or Section 2.12 or (ii) would require the Borrower to pay an increased amount under Section 2.8(b), this Section 2.11 or Section 2.14, it will use reasonable efforts to notify the Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans or participations therein would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or participations therein pursuant to Section 2.8(b), this Section 2.11 or Section 2.14 would be materially reduced or taxes or other amounts otherwise payable under Section 2.8(b), this Section 2.11 or Section 2.14 would be materially reduced, and if, as determined by the such Lender, in its discretion, the making, funding or maintaining of such Loans through such other

Lending Office would not otherwise materially adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice or take any other action pursuant to this Section 2.11(e) shall not affect the Borrower’s obligation to make any payments or deductions required by this Article 2.

SECTION 2.12. Change in Legality.

(a) Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan, then, by written notice to the Borrower and the Administrative Agent, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder for as long as such condition may be continuing, and/or (ii) require that, subject to Section 2.10(b), all outstanding LIBOR Loans made by it be converted to Alternate Base Rate Loans, whereupon all of such LIBOR Loans shall automatically be converted to Alternate Base Rate Loans, as of the effective date of such notice as provided in paragraph (b) below. Such Lender’s pro rata portion of any subsequent LIBOR Loan shall, instead, be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.

(b) A notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding LIBOR Loan; and in all other cases, on the date of receipt of such notice by the Borrower.

SECTION 2.13. Manner of Payments. All payments of principal and interest by the Borrower in respect of any Loans shall be pro rata among the Lenders holding such Loans in accordance with the then outstanding principal amounts of such Loans held by them. All payments by the Borrower hereunder and under the Notes shall be made in Dollars in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., JPMorgan Loan Services Group, 21 South Clark Street, 17th Floor, Chicago, Illinois 60603, Attention: Sharon Bosch, for credit to the Clearing Account no later than 2:00 p.m., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid or converted to a Loan of a different Type.

SECTION 2.14. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except for penalties, interest and expenses to the extent arising from gross negligence or willful misconduct on the part of the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Credit Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Initial Date with respect to such Lender (and from time to time thereafter at the time or times prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), such properly completed and duly executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the Initial Date with respect to such Lender (and promptly from time to time thereafter upon the expiration, obsolescence or invalidity of any form previously delivered, if any form previously delivered becomes inaccurate or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form  W-8BEN;

(iv) duly completed copies of Internal Revenue Service Form W-8IMY together with the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in Sections 2.14(e)(i), (ii) and (iii); or

(v) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form or certification adopted by the U.S. taxing authorities for such purpose).

Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the Initial Date with respect to such Lender (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), two duly executed and properly completed copies of Internal Revenue Service Form W-9 (or applicable successor form). Each Lender (other than a Foreign Lender) shall deliver such forms promptly upon the obsolescence, invalidity or inaccuracy of any form previously delivered by such Lender. Each Lender (other than a Foreign Lender) shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered form or certification (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or any credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.14, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender agrees that when it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (a) of this Section 2.14, it will notify the Borrower of such event and, to the extent not inconsistent with such Lender’s internal policies, will use it reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional amounts which would otherwise be required to be paid by reason of Section 2.14(a) in respect of such Loans would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice pursuant to this Section 2.14(g) shall not affect the Borrower’s obligation to make any payments or deductions required by Section 2.14(a).

SECTION 2.15. Interest Adjustments.

(a) If the provisions of this Credit Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to that Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law applicable to the Loans.

(b) The amount of any Interest Deficit relating to a particular Loan and Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the Borrower of all the Loans at that time outstanding pursuant to Section 2.10(a) hereof. The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of such Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.10(a) hereof) shall be canceled and not paid.

3. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to make the Loans provided for herein, as applicable, the Credit Parties, jointly and severally, make the following representations and warranties, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans.

SECTION 3.1. Existence and Power.

(a) Each Credit Party is a corporation, limited liability company or limited partnership (w) duly incorporated or otherwise organized, (x) validly existing, (y) in jurisdictions in which it is applicable, in good standing under the laws of its jurisdiction of organization and (z) where applicable, in good standing as a foreign entity in all jurisdictions where the nature of its properties or business so requires, except to the extent that the failure to be so qualified or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1.

(b) Each Credit Party has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, and (iii) to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in the Collateral as contemplated by Article 8 hereof and in the Pledged Securities as contemplated by Article 11 hereof; and in the case of the Guarantors, to guaranty the Obligations as contemplated by Article 9 hereof.

SECTION 3.2. Authority and No Violation.

(a) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party by each Credit Party, the grant to the Administrative Agent for the benefit of the Administrative Agent and the Lenders of the security interest in the Collateral and the Pledged Securities as contemplated herein and by the other Fundamental Documents by each Credit Party and, in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated in Article 9 hereof, (x) have been duly authorized by all necessary corporate action (or similar action) on the part of each Credit Party or (y) will not (i) constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets, (ii) violate any provision of the Certificate of Incorporation, By–Laws, operating agreement, partnership agreement or any other organizational document of such Credit Party, (iii) violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound, (iv) be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such

Distribution Agreement, indenture, agreement, bond, note or other similar instrument, other than where any such violation referred to in clauses (x) and (y) (i)-(iv) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever (other than Permitted Encumbrances) upon any of the properties or assets of any of such Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents.

(b) Other than the restrictions listed on Schedule 3.2(b), there are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.

SECTION 3.3. Governmental Approval. All authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC financing statements, the Copyright Security Agreement and the Trademark Security Agreement which will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect, except those which, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings, except those which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. Binding Agreements. This Credit Agreement, the other Fundamental Documents and the First Lien Agreement when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against each Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and implied covenants of good faith and fair dealing.

SECTION 3.5. Financial Statements. (a) The (i) audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2005 and related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, together with related notes and (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2006, June 30, 2006, September 30, 2006 and, in each case, together with the related statements of income, stockholders’ equity and cash flows and for the fiscal quarter then ended, but without related notes thereto (collectively, the “2006 Financial Statements”) have, in each case, been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes, if any, to such financial statements and subject in the case of unaudited financial statements to changes resulting from year-end and audit adjustments. All of such financial statements fairly present the financial position or the results of operations of the Borrower and its

Consolidated Subsidiaries on a consolidated basis at the dates or for the periods indicated, subject, in the case of the 2006 Financial Statements, to year-end and audit adjustments. Except as disclosed on Schedule 3.5(a) or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower does not have any material Guaranties, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligations in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) [Intentionally Omitted].

SECTION 3.6. No Material Adverse Change. There has been no material adverse change with respect to the business, assets, operations, properties or financial condition of the Credit Parties, in each case taken as a whole, from December 31, 2006.

SECTION 3.7. Ownership of Pledged Securities, Subsidiaries, etc.

(a) Annexed hereto as Schedule 3.7(a) is a correct and complete list as of the date hereof, of each Credit Party showing, as to each, (i) its name, (ii) the jurisdiction in which it was incorporated or organized and (iii) its authorized capitalization, the number of Equity Interests outstanding, the ownership of its Equity Interests and whether or not its Equity Interests are certificated.

(b) Except as set forth on Schedule 3.7(b), no Credit Party owns any voting stock, Equity Interest or other beneficial interest, either directly or indirectly, in any Person other than another Credit Party or an entity formed under the laws of a jurisdiction located outside of the United States of America with respect to which an investment therein is permitted under the terms of Section 6.4 hereof.

SECTION 3.8. Copyrights, Trademarks and Other Rights.

(a) The Items of Product listed on Schedule 3.8(a) hereto, comprise all of the Valuation Items of Product. Except as set forth on Schedule 3.8(a), the copyright registration number assigned to a Credit Party’s interest therein (when issued) and whether such Credit Party owns or licenses from a third party such Completed Items of Product are set forth across from the description of such Completed Item of Product, and as to each Valuation Item of Product listed on Schedule 3.8(a), the Credit Party owning or licensing a copyright therein has duly filed for recordation (or, on the Closing Date, will duly file for recordation) its interests in the United States Copyright Office. Schedule 3.8(a) also identifies the location of the best available Physical Materials related to each Valuation Item of Product owned by the Credit Parties. To the best of each Credit Party’s knowledge, all Valuation Items of Product and all component parts thereof do not violate or infringe upon any copyright, right of privacy or publicity, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person or contain any libelous or slanderous material. Except as set forth in Schedule 3.12, there is no claim, suit, action or proceeding pending relating to the foregoing or, to the best of each Credit Party’s knowledge, threatened against any Credit Party or any other Person with respect to any Valuation Item of Product, and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright or trademark held by any Credit Party with respect to any Valuation Item of Product which, in each case, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.8(b) hereto (i) lists all the trademarks registered by any Credit Party as of the date hereof (or to be registered on the Closing Date) and identifies the Credit Party which registered (or which will register) each such trademark, (ii) specifies as to each such trademark, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been or will be filed), including the respective registration or application numbers and applicable dates of registration or application, and (iii) specifies as to each such trademark, as applicable, material licenses, sublicenses and other material agreements as of the date hereof (other than any Distribution Agreements), to which any Credit Party is a party and/or pursuant to which any Person is authorized to use such trademark. Each U.S. trademark set forth on Schedule 3.8(b) that is registered in the name of a Credit Party (other than “intent to use” trademark and service mark applications for which a statement of use has not been filed) will be included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(m).

(c) Except as set forth on Schedule 3.8(c), all applications and registrations for (i) all registered copyright interests owned by or licensed to a Credit Party and relating to all Valuation Items of Product and (ii) all registered trademarks, service marks, trade names and service names owned by or licensed to any Credit Party, are subsisting and in full force and effect (other than trademarks, service marks, trade names and service names that individually or in the aggregate are not material). The Credit Parties have taken and will take any other reasonable actions necessary to maintain such applications and registrations and the effectiveness thereof.

SECTION 3.9. Fictitious Names. Except as disclosed on Schedule 3.9, no Credit Party has done business, is doing business or intends to do business other than under its full corporate name, including, without limitation, under any trade name or other doing business name.

SECTION 3.10. Title to Properties. As of the Closing Date, the Credit Parties will have good title to each of the material properties and assets reflected in the most recent financial statements delivered pursuant to Section 5.1(a) hereof and all such properties and assets are free and clear of Liens, except Permitted Encumbrances, in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purpose and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Places of Business. The chief executive office of each Credit Party is, on the date hereof, as set forth on Schedule 3.11 hereto.

SECTION 3.12. Litigation. Except as set forth on Schedule 3.12, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the Borrower’s knowledge, any threatened action, suit or other proceeding against or affecting, any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relate to this Credit Agreement, any other Fundamental Documents or any of the transactions contemplated hereby. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person.

SECTION 3.13. Federal Reserve Regulations. None of the Credit Parties is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.14. Investment Company Act. None of the Credit Parties is, or will during the term of this Credit Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) a “holding company” under the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.15. Taxes. Each Credit Party has filed or caused to be filed all material federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due, except as permitted by Section 5.13 hereof. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are accurate and adequate.

SECTION 3.16. Compliance with ERISA. Except as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect: (a) each of the Credit Parties’ Plans, each of which has been maintained and operated in all material respects in accordance with all Applicable Laws, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code satisfies the requirements of such section; (b) no Reportable Event has occurred in the last five years as to any Plan, and the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) did not, in the aggregate, as of the last annual valuation date (if any) applicable thereto, exceed the actuarial value of the assets of such Plans allocable to such benefits; (c) no liability has been, and no circumstances exist pursuant to which any material liability is reasonably likely to be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980E of the Code, sections 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan or Multiemployer Plan, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code); and (d) neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

SECTION 3.17. Agreements.

(a) No Credit Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement which either (i) relates to any Item of Product for which credit is provided under the Borrowing Base or (ii) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 3.17 is a true and complete listing as of the date hereof of all Material Agreements.

SECTION 3.18. Security Interest. This Credit Agreement and the other Fundamental Documents, when executed and delivered and, upon the making of the initial Loan hereunder, will create and grant to the Administrative Agent for the benefit of the Administrative Agent and the Lenders (upon (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 3.18, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iii) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office, and (iv) following the First Priority Obligations Payment Date, the delivery of the Pledged Securities with (in the case of Pledged Securities comprising capital stock) appropriate stock powers to the Administrative Agent) valid and first priority perfected security interests in the Collateral including in the Pledged Securities (other than (x) letter of credit rights, (y) insurance and (z) with respect to perfection in intellectual property in any jurisdiction other than the United States) and subject only to Specified Permitted Encumbrances. Each Credit Party’s taxpayer identification number and organizational identification number is listed on Schedule 3.18 hereto.

SECTION 3.19. Environmental Liabilities.

(a) Except as set forth in Schedule 3.19, no Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question materially violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question materially violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(b) To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which in either case could reasonably be expected to have a Material Adverse Effect and which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such obligations or liabilities could reasonably be expected to have a Material Adverse Effect.

SECTION 3.20. Pledged Securities.

(a) All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable, and are owned and held by the Pledgors, free and clear of any Liens, other than those created pursuant to this Credit Agreement and other Permitted Encumbrances, and there are no restrictions on the transfer of the Pledged Securities other than as a result of this Credit Agreement, the First Lien Agreement or applicable securities laws and the regulations promulgated thereunder. The Pledged Securities are owned by the Persons specified on Schedules 3.7(a) and (b).

(b) Except as set forth on Schedules 3.7(a) and (b), there are no outstanding rights, warrants, options, conversion or similar rights currently outstanding with respect to, and no agreements to purchase or otherwise acquire, any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities; and there are no securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.

SECTION 3.21. Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and as contemplated by Section 5.18 hereof and any other transactions contemplated hereby will not violate any Applicable Law, except to the extent that any such violations would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22. Subsidiaries. As of the Closing Date, no Credit Party has a direct or indirect Subsidiary other than as listed on Schedule 3.7(b).

SECTION 3.23. Solvency. No Credit Party has entered or is entering into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. As of the Closing Date, (i) the aggregate fair market value of the business and/or assets of each of (x) the Borrower and (y) the Credit Parties, taken as a whole, will in each case exceed its or their respective liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will, and the Credit Parties, taken as a whole will, have sufficient cash flow to enable it or them (as the case may be) to pay its or their debts as they mature and (iii) the Borrower will not, and the Credit Parties, taken as a whole will not, have unreasonably small capital for the business in which it or they (as the case may be) is or are engaged.

SECTION 3.24. Distribution Rights. Each Credit Party has sufficient right, title and interest in each Valuation Item of Product (including both rights under copyright and ownership of or access to Physical Materials) to enable it (i) to enter into and perform all of the Material Agreements to which it is a party and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder, and is not in breach of any of its obligations under such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches could reasonably be expected to have a Material Adverse Effect.

SECTION 3.25. Bank Accounts. Schedule 3.25 sets forth a complete list as of the Closing Date of all bank accounts of each Credit Party.

SECTION 3.26. Disclosure. The written information contained in this Credit Agreement, any other Fundamental Document or any Material Agreement, or other document, certificate or statement (other than the Initial Projections, estimates and information of a general economic or industry nature) furnished to the Administrative Agent and the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby, when taken as a whole at the time they were furnished, did not contain any untrue statement of a material fact made by or on behalf of any Credit Party regarding the Credit Parties or omit to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading (considered in the context of all other information provided to the Lenders). The Initial Projections, estimates and information of a general economic or industry nature, unless otherwise disclosed, were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that actual results may vary materially therefrom. At the date hereof, there is no fact known to any Credit Party (other than general industry conditions) which could reasonably be expected to have a Material Adverse Effect.

4. CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to Initial Loan. The obligation of each Lender to make its initial Loan is subject to the satisfaction in full of the following conditions precedent:

(a) Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:

(i)

a copy of the articles or certificate of incorporation or certificate of limited partnership (or equivalent document) of each Credit Party, certified on a recent date (not more than five (5) Business Days prior to the Closing Date) by the Secretary of State or other relevant office of such Person’s jurisdiction of incorporation or organization, as the case may be;

(ii)

from each jurisdiction in which it is available, a certificate of the Secretary of State of such jurisdiction of organization, dated as of a recent date (not more than five (5) Business Days prior to the Closing Date) as to the good standing of, and payment of taxes by, each Credit Party, which certificate lists (if available) the charter documents on file in the office of such Secretary of State;

(iii)

from each jurisdiction in which it is available, a certificate dated as of a recent date (not more than five (5) Business Days prior to the Closing Date) as to the good standing of each Credit Party issued by the Secretary of State or other relevant office of each jurisdiction in which such Credit Party is qualified as a foreign corporation as listed in Schedule 3.1 hereto;

(iv)

a certificate of the Secretary, Assistant Secretary or other appropriate officer acceptable to the Administrative Agent of each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, articles of organization, partnership agreement (or equivalent document) of such party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors (or equivalent body) of such party authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by such Credit Party, as applicable, and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the articles, certificate of incorporation or certificate of limited partnership (or equivalent document) of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above; (D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document (such certificate to contain a certification by another officer of such party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)) and (E) that all copies or originals of documents delivered pursuant to this Section 4.1 are true, correct and complete; and

(v)	an organizational chart of the Borrower and its subsidiaries reflecting the organizational structure of such entities.

(b) Credit Agreement; Notes. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, all of the Credit Parties and all of the Lenders, and (ii) the Notes which have been requested by Lenders, executed by the Borrower.

(c) The Administrative Agent and the Credit Parties shall have each received executed counterparts of the Reaffirmation Agreement substantially in the form attached hereto as Exhibit N which, when taken together, bear the signature of the Administrative Agent (on behalf of itself and the Lenders) and each Credit Party.

(d) Opinions of Counsel. The Administrative Agent shall have received the written opinion of Latham & Watkins LLP, counsel to the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders which opinion shall be in form and substance satisfactory to the Administrative Agent, a copy of which is attached hereto as Exhibit B.

(e) [Intentionally Omitted.]

(f) [Intentionally Omitted.]

(g) First Lien Facilities Documents. The Administrative Agent shall have received a fully-executed copy of the First Lien Agreement, together with all schedules and exhibits thereto, the First Lien Notes, the Intercreditor Agreement and any other documents executed in connection therewith each duly executed by the Borrower and the First Lien Agent and the First Lien Lenders.

(h) Exiting Lenders; Repayment of Loans under Existing Second Lien Facility. (i) The Administrative Agent shall have received evidence reasonably satisfactory to it that (A) the Lenders (as defined in the Existing Second Lien Facility) which will not continue as Lenders under this Credit Agreement (and will not have a Commitment hereunder) (the “Exiting Lenders”) shall have been or shall on the Closing Date be relieved of all obligations in respect of their Commitments (as defined in the Existing Second Lien Facility), (B) each Exiting Lender’s Loans (as defined in the Existing Second Lien Facility) outstanding under the Existing Second Lien Facility shall have been or shall on the Closing Date be repaid in full, together with any accrued interest thereon and any accrued fees payable under the Existing Second Lien Facility to but excluding the Closing Date, and (C) each Lender’s (as defined in the Existing Second Lien Facility) loans outstanding under the Existing Second Lien Facility shall have been or shall concurrently be repaid to the extent that its principal amount, together with any accrued interest thereon and any accrued fees payable under the Existing Second Lien Facility to but excluding the Closing Date, exceeds the amount of such Lender’s Commitment hereunder and (ii) the Administrative Agent shall have received, on behalf of each Lender under the Existing Second Lien Facility, all accrued interest and fees in favor of such Lender pursuant to the Existing Second Lien Facility to but excluding the Closing Date.

(i) First Lien Facilities. The “Closing Date” (as defined in the First Lien Agreement) shall have occurred.

(j) Guaranty of Crown Media’s Performance. The Hallmark Guaranty shall be in effect.

(k) No Material Adverse Change. No event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect on the Credit Parties, taken as a whole, since December 31, 2006.

(l) Insurance. The Credit Parties shall have furnished the Administrative Agent with (i) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 have been obtained and are in full force and effect and (ii) certificates of insurance with respect to all existing insurance coverage which certificates shall name JPMorgan Chase Bank, N.A., as Administrative Agent, as the certificate holder (i.e., as additional insured or loss payee, as appropriate) and shall evidence the Credit Parties’ compliance with Section 5.5 with respect to all insurance coverage existing as of the Closing Date.

(m) Security and Other Documentation. The Administrative Agent shall have received (to the extent not previously provided in connection with the Existing Second Lien Facility): (i) fully executed copies of Pledgeholder Agreements for each Valuation Item of Product; (ii) fully executed copy of a Copyright Security Agreement listing each U.S. copyright registration owned by a Credit Party in a Valuation Item of Product and each other U.S. registered copyright interest licensed, acquired or otherwise held by a Credit Party therein executed by each such Credit Party; (iii) fully executed copy of a Trademark Security Agreement for each trademark in which any Credit Party has any interest (as listed on Schedule 3.8(b) hereto) executed by each such Credit Party; and (iv) appropriate UCC-1 financing statements relating to the Collateral.

(n) Payment of Fees. All fees and expenses then due and payable by the Parent or any Credit Party to the Administrative Agent and/or the Lenders in connection with the Facilities, shall have been paid.

(o) Searches. The Administrative Agent shall have received UCC and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Encumbrances) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary for the Administrative Agent to make a UCC filing in order to provide the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) with a perfected security interest in the Collateral.

(p) [Intentionally Omitted.]

(q) Account Control Agreement. The Administrative Agent shall have received (to the extent not previously provided in connection with the Existing Second Lien Facility) fully executed Account Control Agreements for each account of a Credit Party other than accounts for which, pursuant to the provisions of Section 5.20 hereof, the Credit Parties do not need to maintain Account Control Agreements.

(r) Compliance with Laws. The Administrative Agent shall be satisfied that the transactions contemplated hereby will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to any of the Credit Parties or any of their respective properties or assets, other than such as could not reasonably be expected to have a materially adverse effect upon the business, assets, properties, operations, financial condition, liabilities (including contingent liabilities) and Material Agreements of the Borrower and its Subsidiaries, taken as a whole or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any Material Agreement to which any Credit Party is a party, other than such as could not reasonably be expected to result in a Material Adverse Effect.

(s) USA Patriot Act. The Administrative Agent shall have received any information required and requested by the Administrative Agent or any Lender under or in connection with the USA Patriot Act.

(t) Consent to Amend and Restate. The Administrative Agent shall have received executed consents or acknowledgements from the requisite lenders under the Existing Second Lien Facility to the amendment and restatement thereof being effectuated on the Closing Date.

(u) Borrowing Certificate. The Administrative Agent shall have received a Borrowing Certificate with respect to such Borrowing, duly executed by an Authorized Officer of the Borrower.

(v) Representations and Warranties. The representations and warranties set forth in Article 3 hereof (as updated from time to time by any amendment of the Schedules attached to this Credit Agreement in accordance with Section 5.1(h) hereof) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of the Borrowing.

(w) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan.

5. AFFIRMATIVE COVENANTS

From the date hereof and for so long as any amount shall remain outstanding under any Note or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that, unless the Required Lenders shall otherwise consent in writing, it will (it being understood that, for purposes of this Article 5, to the extent that any Credit Party is required to act within a certain number of days the last day of which is not a Business Day, then the due date for such action shall be extended to the next succeeding Business Day):

SECTION 5.1. Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2006, the audited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such fiscal year, accompanied by an unqualified report and opinion of KPMG LLP or such other independent public accountants of nationally recognized standing as shall be retained by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of the Borrower, to the effect that such financial statements fairly present the financial position of the Borrower ands its Consolidated Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP;

(b) Within sixty (60) days after the end of each of the first three fiscal quarters of each of fiscal year of the Borrower and its Consolidated Subsidiaries, commencing with the fiscal quarter ending March 31, 2007, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter, together with a certificate signed by an Authorized Officer of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower ands its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Prior to the First Priority Obligations Payment Date, copies of each Borrowing Base Certificate delivered under the First Lien Facilities simultaneous with such delivery (the “Borrowing Base Certificate”);

(d) Simultaneously with or prior to the delivery of the statements referred to in paragraph (a) of this Section 5.1, both (i) a detailed consolidated annual budget for the then-current fiscal year in a form consistent with the Business Plan (including a projected consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income for such fiscal year), which budget shall be accompanied by the statement of an Authorized Officer of the Borrower to the effect that, to the best of his or her knowledge, such budget is a reasonable estimate for the period covered thereby (which requirement for the fiscal year ended December 31, 2007 shall be deemed to have been satisfied by delivery by the Credit Parties of the projections in the confidential offering memorandum utilized in connection with the syndication of the Facilities) and (ii) the calculation of the Eligible Library Amount computed as of the last Business Day of the prior fiscal year as contemplated by the definition of “Eligible Library Amount” (which requirement for the fiscal year ended December 31, 2006 shall be deemed to have been satisfied by delivery by the Credit Parties of the calculations included in the confidential information memorandum utilized in connection with the syndication of the Facilities);

(e) Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of an Authorized Officer of the Borrower, as applicable, in form and substance reasonably satisfactory to the Administrative Agent (i) stating whether or not such Authorized Officer has knowledge of any Event of Default or Default and, if so, specifying each such condition or event, the nature thereof and any action taken or proposed to be taken with respect thereto, (ii) demonstrating in reasonable detail compliance with the provisions of Section 6.21 hereof and including supporting schedules (with the requirement that compliance be demonstrated with Section 6.21 as of December 31, 2006 deemed to have been satisfied by delivery by the Credit Parties of the calculations included in the confidential information memorandum utilized in connection with the syndication of the Facilities), (iii) certifying that all filings required under Section 5.7 hereof have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(e), (iv) stating whether any change in GAAP or in the application thereof has occurred (x) since the date of the most recent audited financial statements delivered to the Administrative Agent hereunder (but until the delivery of any audited financial statements hereunder, since the date of the unaudited financial statements referred to in Section 3.5) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate or (y) since the Closing Date that would affect the calculations described in clause (ii) above and reconciling such calculations with the most recent financial statements delivered hereunder and (v) identifying all Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, whether such Subsidiary was formed or acquired since the end of the previous fiscal quarter;

(f) Promptly upon their becoming publicly available, copies of (i) all registration statements, proxy statements, notices and reports any Credit Party shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any, and (ii) all reports, financial statements, press releases and other information which any Credit Party shall release, send or make available to its common stockholders generally; provided, that any such documents that are filed or furnished with the Securities and Exchange Commission on via EDGAR or any successor electronic document submission program shall be deemed to have been provided to the Administrative Agent when so filed or furnished.

(g) From time to time such information as may be required to keep current each of Schedules 3.7(a), 3.7(b), 3.8(a) and 3.18;

(h) Simultaneously with delivery of financial statements required under Section 5.1(a) and (b) above, a report by management outlining the financial condition and results of operations of the Credit Parties, taken as a whole, as well as comparisons against the prior period performance in a form reasonably acceptable to the Administrative Agent in its sole discretion (with the requirement of such management report for the period ending December 31,

2006 deemed to have been satisfied by delivery by the Credit Parties of materials included in the confidential memorandum utilized in connection with the syndication of the Facilities);

(i) Simultaneously with delivery of the financial statements required under Sections 5.1(a) and (b) above, (x) a direct cash flow statement for the fiscal period presented in such financial statements, prepared with a methodology consistent in all material respects with Initial Projections and (y) a reconciliation of operating cash flow only for that fiscal period between the Section 5.1(a) or (b) financial statements and such direct cash flow statement; provided, that, without limiting the Credit Parties’ obligation under Section 5.1(a) to deliver audited financial statements for the fiscal year ending December 31, 2006, the direct cash flow statement and reconciliation of operating cash flow included in the confidential offering memorandum utilized in connection with the syndication of the Facilities shall be deemed to have satisfied the obligation of the Credit Parties to deliver a direct cash flow statement and related reconciliation for the four fiscal quarter period ended December 31, 2006.

(j) Promptly upon request therefor, any information required by the Administrative Agent on behalf of itself or any Lender under or in connection with the USA Patriot Act; and

(k) From time to time such additional information regarding the financial condition or business of any Credit Party, any Item of Product, any Distribution Agreement, any Eligible Receivable or the Collateral, as the Administrative Agent may reasonably request, including, but not limited to, management letters issued to a Credit Party by its auditors.

SECTION 5.2. Corporate Existence; Compliance with Laws. Do or cause to be done all things reasonably necessary (i) to preserve, renew and keep in full force and effect its legal existence and material rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except (a) as otherwise permitted under Section 6.6, (b) that any Credit Party other than the Borrower may be liquidated or dissolved if (x) in the reasonable judgment of the governing body of the Borrower, such Credit Party is no longer necessary or desirable for the proper conduct of the business of the Borrower and (y) such liquidation or dissolution could not reasonably be expected to have a Material Adverse Effect or (c) in the case of clause (ii) only, where the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 5.3. Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) and, from time to time (i) make (or cause to be made) all necessary and proper repairs, renewals, replacements, additions and improvements thereto, and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves, if any, have been established in accordance with GAAP; provided, however, that nothing in this Section 5.3 shall prevent any Credit Party from discontinuing the use, operation or maintenance of such properties or disposing of them if (x) such discontinuance or disposal is, in the reasonable judgment of such Credit Party, desirable in the conduct of business and (y) such discontinuance or disposal could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.4. Notice of Material Events.

(a) Upon any executive officer of the Borrower obtaining knowledge of (i) any Default or Event of Default, (ii) any event which could reasonably be expected to result in a Material Adverse Effect or (iii) any other event which could reasonably be expected to materially and adversely impact upon the collection of at least $17,000,000 worth of Eligible Receivables (as defined in the First Lien Agreement) of the Credit Parties, in each case, the Borrower shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action any Credit Party has taken, is taking and proposes to take with respect thereto.

(b) Upon any Authorized Officer of the Borrower obtaining actual knowledge of the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of its Subsidiaries as to which a determination in favor of the Borrower or such Subsidiary is not reasonably probable and which, if adversely determined, would reasonably be expected to result in a judgment in excess of $17,000,000, the Borrower shall promptly (and, in any event, within five (5) Business Days after such Authorized Officer obtains such knowledge) give notice to the Administrative Agent specifying the nature of such action, suit or proceeding and what actions the Credit Parties have taken, are taking and propose to take with respect thereto.

SECTION 5.5. Insurance.

(a) Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with customary industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards for companies similarly situated owning similar properties and engaged in similar business as the Credit Parties.

(b) Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent with or customary standards for companies similarly situated owning similar properties and engaged in similar business as the Credit Parties.

(c) Maintain, or cause to be maintained, in effect during the period from the commencement of production of each Item of Product produced by any Credit Party or from the date of acquisition of each Item of Product acquired by any Credit Party, through the third anniversary of the date on which such Item of Product is Completed and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Items of

Product, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for Items of Product of like type for companies similarly situated owning similar properties and engaged in similar business as the Credit Parties but, at minimum, to the extent and in such manner as is required under all applicable contracts relating thereto.

(d) Maintain, or cause to be maintained, in effect during the period from the commencement of production of each Item of Product produced by any Credit Party, (i) until such time as the Administrative Agent shall have been provided with satisfactory evidence of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Completed Item of Product, insurance on the negatives and sound tracks or master tapes of such Item of Product in such amounts and in such manner as is consistent with customary industry standards for companies similarly situated owning similar properties and engaged in similar business as the Credit Parties for similar Items of Product, and (ii) until production of such Item of Product has been concluded, a cast insurance policy with respect to such Item of Product, which provides coverage to the extent and in such manner as is customary for Items of Product of a like type, but at minimum, to the extent required under all applicable contracts relating thereto.

(e) Maintain, or cause to be maintained, in effect distributor’s “Errors and Omissions” insurance to the extent and in amounts consistent with or customary industry standards for companies similarly situated owning similar properties and engaged in similar business as the Credit Parties.

(f) Cause all such above-described insurance (excluding worker’s compensation insurance) to: (i) use commercially reasonable efforts to provide for the benefit of the Lenders that ten (10) days’ prior written notice (or, for the policies described in clauses (c) and (e) above, thirty (30) days) of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Administrative Agent and the Lenders as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance); provided, however, that production insurance recoveries received prior to Completion or abandonment of an Item of Product may be utilized to finance the production of such an Item of Product, and; provided, further, that so long as no Event of Default has occurred or is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received; and (iii) to the extent that none of the Administrative Agent and the Lenders shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) as additional insureds including, without limitation, under any “Errors and Omissions” policy.

(g) Subject to Section 5.27, maintain a key man life insurance policy for the life of Robert J. Halmi, Jr. in an amount of at least $5,000,000 with an insurer reasonably acceptable to the Administrative Agent; provided that, so long as no Event of Default has occurred and is continuing, key man life insurance recoveries may be used to pay any compensation or similar “signing bonuses” necessary to obtain a replacement for Robert J. Halmi, Jr.

SECTION 5.6. [Intentionally Omitted.]

SECTION 5.7. Copyrights and Trademarks.

(a) Within sixty (60) days after the initial release or broadcast of each Item of Product, to the extent any Credit Party (i) is or becomes the U.S. or foreign copyright proprietor thereof or otherwise acquires a U.S. or foreign copyrightable interest therein, or (ii) acquires any material U.S. or foreign trademark, service mark, trade name or service name, such Credit Party shall take any and all actions necessary to register such copyright or trademark, service mark, trade name or service name, in the name of such Credit Party (subject, in the case of the Credit Parties, to a Lien in favor of the Administrative Agent for the benefit of itself and the Lenders to the extent such copyright, trademark or service mark would be included as Collateral hereunder) in conformity with the laws of the United States of America and such other jurisdictions as the Administrative Agent may reasonably specify, and promptly deliver to the Administrative Agent (x) written evidence of the registration of any and all such copyrights and trademarks for inclusion in the Collateral under this Credit Agreement, and (y) a Copyright Security Agreement Supplement or a Trademark Security Agreement relating to such copyright or such trademark, service mark, trade name or service name, executed by such Credit Party; provided that such registration shall only be required for foreign copyrights, copyrightable interests, trademarks, service marks, trade names or service names upon the reasonable request of the Administrative Agent after consultation with the Borrower if, in the reasonable judgment of the Administrative Agent, such foreign registration is necessary in order to perfect its security interest in the related distribution rights.

(b) Obtain instruments of transfer of ownership or other documents evidencing the exclusive license of any Credit Party with respect to (i) the copyright relating to Items of Product in which such Credit Party is not entitled to be the initial copyright proprietor and (ii) any trademark, service mark, trade name or service name which such Credit Party acquires, and promptly record if such interest may be registered with the United States Copyright Office, the United States Patent and Trademark Office or such other jurisdictions, any such assignments of ownership or documents evidencing such exclusive license at the United States Copyright Office or the United States Patent and Trademark Office and such other jurisdictions as the Administrative Agent may reasonably request after consultation with the Borrower if, in the reasonable judgment of the Administrative Agent, such foreign registration is necessary in order to perfect its security interest in the related distribution rights.

SECTION 5.8. Books and Records, Examination.

(a) Maintain or cause to be maintained at all times true and complete books and records of its financial operations and permit any Persons designated by the Administrative Agent (as a single group) or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Credit Parties at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of any of the Credit Parties with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that the Borrower shall be entitled to participate in any such meeting with accountants. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.

(b) If, at any time when an Event of Default is not in existence, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all Eligible Receivables, the Administrative Agent will so notify the Credit Parties. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely manner and the First Lien Agent has not itself commenced such confirmations, the Administrative Agent may proceed to make such confirmations directly with account debtors and other payors after prior written notice to the Borrower. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, if the First Lien Agent has not itself commenced such confirmations, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable.

SECTION 5.9. Third Party Audit Rights. Upon the Administrative Agent’s request, promptly notify the Administrative Agent of, and at all times allow the Administrative Agent access to the results of, all audits conducted by any Credit Party of any third party licensee, partnership or joint venture under any agreement with respect to any Item of Product included in the Collateral. After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to exercise directly or through any Credit Party at the option of the Administrative Agent, such Credit Party’s right to audit any obligor under an agreement with respect to any Item of Product included in the Collateral.

SECTION 5.10. Observance of Agreements. Except to the extent that the failure to so observe and perform could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, duly observe and perform all material terms and conditions of all material agreements to which a Credit Party is a party with respect to the production, development and/or exploitation of Items of Product, including but not limited to production services agreement, Distribution Agreements and any agreement included in the chain of title for an Item of Product, and diligently protect and enforce the rights of the Credit Parties under all such agreements in a manner consistent with and subject to the terms and conditions of such agreements as from time to time in effect.

SECTION 5.11. Film Properties and Rights; Borrower to Act as Pledgeholder. Act as pledgeholder for the Administrative Agent for the benefit of the Lenders with the same effect as if the Administrative Agent for the benefit of the Lenders were a pledgee in possession of all Physical Materials relating to an Item of Product that a Credit Party owns or licenses and/or for which a Credit Party has access which are now or hereafter in the actual or constructive possession of any Credit Party, subject to such access as shall be necessary to produce and distribute such Item of Product.

SECTION 5.12. Laboratories; No Removal. With respect to each Item of Product Completed from and after the Closing Date, deliver a Pledgeholder Agreement promptly upon the delivery of the related Physical Materials to a Laboratory (or, if applicable, a revised schedule of Completed Items of Product with respect to an existing Pledgeholder Agreement). Prior to any Credit Party requesting any such Laboratory to deliver any first generation negative or other first generation preprint or first generation sound track material or first generation master tapes with respect to a Completed Item of Product to another Laboratory, such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement, executed by such other Laboratory and all other parties to such Pledgeholder Agreement (including the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the first generation negative and film or first generation sound materials or first generation master tapes with respect to any Completed Item of Product owned by any Credit Party or in which any Credit Party has an interest to a location outside the United States of America, Canada or the United Kingdom; provided that the Completed Items of Product may only be stored in Canada or the United Kingdom if and for so long as such jurisdiction permits the perfection of the Administrative Agent’s security interest in such Item of Product by filing notice of such security interest with a governmental recording body.

SECTION 5.13. Taxes and Charges. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all material taxes, assessments, levies and other governmental charges, imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of any Credit Party; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor or post a bond or other security therefor.

SECTION 5.14. Liens. Defend the Collateral (including, without limitation, the Pledged Securities) against any and all Liens howsoever arising, other than Permitted Encumbrances, and in any event defend against any attempted foreclosure on Collateral.

SECTION 5.15. Further Assurances; Security Interests.

(a) Upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary in the reasonable judgment of the

Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

(b) Upon the reasonable request of the Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent for the benefit of the Administrative Agent and the Lenders a perfected Lien in the Collateral (subject only to Specified Permitted Encumbrances) and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent for the benefit of itself and the Lenders the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Encumbrances.

SECTION 5.16. ERISA Compliance and Reports. Furnish to the Administrative Agent (a) as soon as possible, and in any event within thirty (30) days after any Authorized Officer of a Credit Party has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an Authorized Officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Multiemployer Plan, or any such Credit Party or ERISA Affiliate will incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (b) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each Plan subject to Title IV of ERISA and (c) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan.

SECTION 5.17. Environmental Laws.

(a) Promptly notify the Administrative Agent upon an executive officer of any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b) Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws, and obtain and comply in all respects with and maintain and use best efforts to ensure that all tenants and subtenants (if applicable) obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except where failure to do so could not have a Material Adverse Effect.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so could not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by any Credit Party with any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful acts or willful misconduct of any indemnified party, (ii) any claims, demand, penalties, fines, liabilities, settlements, damages, costs and expenses against an indemnified party by any Credit Party in which (but only to the extent that) such Credit Party is the prevailing party or (iii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.

(e) Refrain from causing or permitting any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, or releasing, discharging, disposing of or permitting or suffering any release or disposal as a result of any intentional act or omission on its part of Hazardous

Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.18. Use of Proceeds. Use the proceeds of the Facility to refinance outstanding loans under the Existing Second Lien Facility (including the 1% prepayment premium set forth in section 2.10(a) thereof) and under the Existing Senior Facilities and to pay fees, commissions and expenses incurred in connection with such refinancing and related matters.

SECTION 5.19. Distribution Agreements, Letters of Credit, Etc.

(a) Promptly upon receipt thereof (but in any event no later than thirty (30) days), deliver to the Administrative Agent to be held as part of the Collateral, a copy of all letters of credit (including any amendments thereto) which are received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof and provide the Administrative Agent access to the originals of all such letters of credit (to the extent such letter of credit is assignable).

(b) Furnish to the Administrative Agent, concurrently with the delivery of each quarterly compliance certificate, a list in the form of Schedule 3.17 hereto of all Material Agreements executed during the preceding quarter and all material amendments to existing Material Agreements which amendments were executed during the preceding quarter.

(c) Take all action on its part to be performed necessary to effect timely payments under all letters of credit, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.

SECTION 5.20. Deposit Accounts. With respect to all deposit accounts that are not Excluded Accounts, either (i) maintain such accounts at the Administrative Agent or, prior to the First Priority Obligations Payment Date, the First Lien Agent or (ii) provide the Administrative Agent with written notice prior to opening or maintaining any account with any financial institution other than the Administrative Agent and deliver to the Administrative Agent an Account Control Agreement with respect thereto. For purposes of complying with Section 5.20 only, the following types of accounts shall be “Excluded Accounts”: (a) Production Accounts and (b) deposit accounts maintained in the ordinary course of business maintained solely for funding: (v) 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation, (w) payroll, (x) health care benefits, (y) escrow arrangements and (z) deposit accounts or defeasance accounts, in each case under this clause (z) set up in connection with sale leaseback agreements in existence on the Closing Date or permitted to be completed thereafter pursuant to Section 6.8 hereof.

SECTION 5.21. Subsidiaries. Simultaneously with any Subsidiary which is not a Guarantor hereunder becoming a “Guarantor” under the First Lien Facilities in connection with a refinancing thereof and within ten (10) Business Days of the acquisition or formation of any new Subsidiary of a Credit Party with assets valued at $250,000 or greater and promptly following any Subsidiary that is not a Credit Party holding assets valued at $250,000 or greater, the Credit Parties shall cause such Subsidiary to deliver to the Administrative Agent: (x) with respect to each such Subsidiary that is not a Controlled Foreign Subsidiary, (i) an Instrument of Assumption and Joinder duly executed by such Subsidiary, (ii) an appropriate UCC-1 financing statement for such Subsidiary, (iii) to the extent that 100% of the Equity Interests of such Subsidiary have not previously been pledged to the Administrative Agent (for the benefit of the Lenders), an executed pledge agreement and, unless delivered to the First Lien Agent, the certificates representing 100% of the Equity Interests of such Subsidiary held by a Credit Party together (in the case of Pledged Securities comprising capital stock) with undated stock powers executed in blank, as applicable, or any comparable documents for non-corporate entities and (iv) organizational documents to the extent set forth in Section 4.1 hereof, and (y) with respect to each such Subsidiary that is a Controlled Foreign Subsidiary (that is not a Subsidiary of another Controlled Foreign Subsidiary), to the extent that 65% of the Equity Interests of such Subsidiary have not previously been pledged to the Administrative Agent (for the benefit of the Lenders), an executed pledge agreement and (unless delivered to the First Lien Agent) the certificates representing 65% of the Equity Interests of such Subsidiary held by a Credit Party together (in the case of Pledged Securities comprising capital stock) with undated stock powers executed in blank, as applicable, or any comparable documents for non-corporate entities.

SECTION 5.22. [Intentionally Omitted.]

SECTION 5.23. [Intentionally Omitted.]

SECTION 5.24. Negative Cost Statements. If reasonably requested by the Administrative Agent, deliver to the Administrative Agent, within ninety (90) days after each miniseries constituting an Item of Product with a Budgeted Negative Cost of more than $17,000,000 produced by a Credit Party is Completed, a tentative negative cost statement, and/or within one hundred twenty 120 days after each such Item of Product is Completed, a final negative cost statement.

SECTION 5.25. Cash Receipts. Except to the extent remitted to the First Lien Agent, in the event any Credit Party receives (i) payment from any account debtor or obligor, which payment should have been remitted to the Administrative Agent or (ii) the proceeds of any sale of an Item of Product, in the form of cash or otherwise, such Credit Party shall as soon as practicable remit such payment or proceeds to the Administrative Agent for deposit to the Collection Account for application in accordance with Section 2.10 herein.

SECTION 5.26. Guild Undertakings. Deliver to the Administrative Agent within thirty (30) days (or such longer period as is agreed in the sole discretion of the Administrative Agent, of the Closing Date undertakings from any guild holding a senior lien on any material portion of the Collateral that such guild will give the Administrative Agent notice of and an opportunity to cure any payment default by the Borrower or any Guarantor prior to exercising any remedies it may have with respect to such liens.

SECTION 5.27. Key Man Life Insurance. Pay the periodic premiums on the key man life insurance policy in the amount of $5,000,000 on the life of Robert J. Halmi, Jr. held by the Administrative Agent and maintain such policy in full force and effect unless replaced by a comparable policy from any insurance company reasonably acceptable to the Administrative Agent.

SECTION 5.28. Copyrights and Trademarks. The Credit Parties shall use commercially reasonable efforts to transfer ownership of any copyright or trademark related to any Completed Item of Product with a fair market value of more than $17,000,000 to RHI Entertainment Distribution, LLC or any successor to RHI Entertainment Distribution, LLC permitted by this Credit Agreement (the “Distribution Entity”), to the extent not already held thereby, within thirty (30) days of the Completion of such Item of Product; provided that this covenant shall be satisfied with respect to any such Completed Item of Product that is the subject of a sale and leaseback permitted under Section 6.8 or any similar arrangement permitted by this Credit Agreement involving a co-production treaty or other arrangements with Governmental Authorities for the purposes of receiving tax or other incentives so long as beneficial ownership is held by the Distribution Entity; provided, further, that each Credit Party shall have sixty (60) days from the Closing Date to use commercially reasonable efforts to transfer to the Distribution Entity ownership of any copyright or trademark related to any Completed Item of Product with a fair market value of more than $17,000,000 held by such Credit Party on the Closing Date. The Distribution Entity shall maintain ownership of any such copyright or trademark interests; provided that the Distribution Entity may sell or transfer such copyright interests to a person that is not an Affiliate of the Distribution Entity in any manner permitted by Section 6.6.

6. NEGATIVE COVENANTS

From the date hereof and for so long as any amount shall remain outstanding under any Note or any other Obligation shall remain unpaid or unsatisfied, each of the Credit Parties agrees that, unless the Required Lenders shall otherwise consent in writing, it will not:

SECTION 6.1. Limitations on Indebtedness. Incur, create, assume or suffer to exist any preferred stock or Indebtedness or permit any partnership or joint venture in which any Credit Party is a general partner, subject to Section 6.4(c), to incur, create, assume or suffer to exist any Indebtedness other than (in each case, including to the extent constituting Indebtedness, all premium (if any), interest, fees, expenses, charges and additional or contingent interest on the obligations described):

(a) the Indebtedness represented by the Notes and the other Obligations or otherwise arising pursuant to any Fundamental Document in favor of the Administrative Agent and the Lenders;

(b) Guaranties permitted pursuant to Section 6.3 hereof;

(c) Indebtedness in respect of secured purchase money financing (including Capital Leases) to the extent permitted by Section 6.2(d), including any Refinancing Indebtedness in respect thereof in an amount not to exceed $11,000,000 in the aggregate at any time outstanding;

(d) unsecured liabilities for acquisition of rights or Items of Product and trade payables incurred in the ordinary course of business and payable on normal trade terms and not otherwise prohibited hereunder;

(e) liabilities relating to net or gross profit participations and other contingent compensation, including royalties, deferments and guild residuals with respect to the production, distribution, acquisition or other exploitation of Items of Product;

(f) Indebtedness in respect of inter-company advances constituting Investments permitted under Section 6.4(c) or currently in effect or pursuant to Refinancing Indebtedness relating thereto;

(g) existing Indebtedness listed on Schedule 6.1 hereto;

(h) Indebtedness incurred under the First Lien Agreement in an amount not to exceed the Cap Amount and under any Permitted First Lien Refinancing;

(i) other Indebtedness provided (i) after giving effect to the incurrence thereof, the Leverage Ratio on a Pro Forma Basis is less than 7.0:1.0 and (ii) such Indebtedness is unsecured, does not provide for any amortization or a final maturity date earlier than 6 months subsequent to the later of the Maturity Date, and does not have covenants or events of default more restrictive than the covenants or Events of Default contained in this Credit Agreement;

(j) [Intentionally Omitted];

(k) Refinancing Indebtedness of Indebtedness permitted under clause (a), (c), (g), (i) or (l) of this Section 6.1;

(l) Indebtedness of any Credit Party to another Credit Party or to any wholly-owned domestic Subsidiary of the Borrower; provided that (i) all such Indebtedness in excess of $1,000,000 shall be evidenced by promissory notes and all such promissory notes shall be subject to a Lien in favor of the Administrative Agent (for the benefit of itself and the Lenders) and delivered to the Administrative Agent pursuant to this Credit Agreement and (ii) all such Indebtedness shall be unsecured and subordinated to the Obligations;

(m) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(o) (i) Indebtedness of a Credit Party acquired after the Closing Date or of a corporation merged into or consolidated with the Borrower or any Credit Party after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Credit Agreement and (ii) any Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by subclause (i), provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness (including Refinancing Indebtedness) then outstanding pursuant to this paragraph (o)), would not exceed $11,000,000 at any time outstanding;

(p) Sale and leaseback transactions as permitted under Section 6.8 and Swap Agreements as permitted under Section 6.17, in each case to the extent characterized as indebtedness;

(q) Indebtedness of any Credit Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Credit Party in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days; and

(r) Indebtedness of any Credit Party pursuant to Swap Agreements entered into as a risk management strategy and not for speculative purposes.

SECTION 6.2. Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

(a) the Liens of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;

(b) existing Liens listed on Schedule 6.2 hereof;

(c) Liens securing any Indebtedness incurred under Section 6.1(h), subject, in the case of such Indebtedness, to the terms of the Intercreditor Agreement;

(d) purchase money Liens in connection with Capital Expenditures granted to the vendor or Person financing the acquisition of property, plant or equipment if: (x) the Lien is limited to the particular assets acquired and proceeds thereof and (y) the Indebtedness secured by the Lien does not exceed the acquisition cost of the particular assets acquired;

(e) Liens pursuant to written security agreements in favor of guilds which are required pursuant to collective bargaining agreements on terms consistent with those in existence as of the Closing Date or otherwise reasonably satisfactory to the Administrative Agent;

(f) deposits under worker’s compensation, unemployment insurance and social security and similar laws or to secure statutory obligations or surety, appeal, performance or other similar bonds (other than completion bonds) or to secure performance as lessee under leases of real or personal property and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g) Liens customarily granted or incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment or other service providers;

(h) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves, if any, have been established in accordance with GAAP;

(i) Liens for taxes, assessments or other governmental charges or levies the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.13 hereof;

(j) possessory Liens (other than those of Laboratories and production houses) which (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable and (iii) do not secure Indebtedness;

(k) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts;

(l) easements, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances on real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(m) Liens in favor of licensees to secure their right to enjoy their licensed rights pursuant to Distribution Agreements entered into in the ordinary course of business on terms reasonably satisfactory to the Administrative Agent;

(n) Liens in favor of a co-financier of an Item of Product, provided that (i) such Lien shall only secure the co-financier’s pro-rata share of any proceeds of the Item of Product, (ii) such Lien is upon terms reasonably acceptable to the Administrative Agent; (iii) the co-financier, the Borrower or relevant Credit Party, the Administrative Agent and the First Lien Agent (prior to the First Priority Obligations Payment Date) enter into an intercreditor agreement with respect to the priority of such Lien; and (iv) such Lien shall not affect the control of the First Priority Agent (prior to the First Priority Obligations Payment Date and the Administrative Agent thereafter) over such Item of Product upon the occurrence of an Event of Default;

(o) Liens to secure purchase money Indebtedness permitted under Section 6.1(c);

(p) Liens to secure sale leaseback transactions permitted under Section 6.8;

(q) Liens in favor of completion guarantors in connection with Items of Product to secure the rights of such completion guarantors to recoup their contributions to negative cost of such Items of Product, provided that such Liens are in form and substance reasonably satisfactory to the Administrative Agent;

(r) Liens to secure Refinancing Indebtedness of secured Indebtedness in each case permitted to be incurred under Section 6.1 hereof and this Section 6.2; provided that such Liens shall encumber only those assets that secured the Indebtedness that is being Refinanced and are of the same rank as the Liens that secured the Indebtedness that is being Refinanced;

(s) Liens to secure Indebtedness of acquired assets permitted under Section 6.1(o), provided that such Liens shall encumber only those assets being so acquired;

(t) Liens with respect to operating leases not prohibited under this Credit Agreement and entered into in the ordinary course of business;

(u) other Liens securing Indebtedness permitted hereunder in an aggregate principal amount not to exceed $11,000,000 at any time outstanding;

(v) Liens on an Item of Product in favor of a licensor of that Item of Product to secure the licensor’s right to receive from a Credit Party the licensor’s share of the revenues from the exploitation of that Item of Product where the Credit Party (i) is acting as the distributor or sales agent thereof, (ii) has not made an investment in the production or acquisition cost thereof, (iii) is not guaranteeing the economic performance thereof and (iv) is not taking the risk of recoupment of substantial amounts of distribution expenses (including the cost of duplicating home video devices); and

(w) Liens in favor of a Slate Financing Permitted Counterparty in a Permitted Slate Financing.

SECTION 6.3. Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, except:

(a) performance guarantees in the ordinary course of business under guild agreements, or to suppliers, licensees or laboratories which are providing services in connection with the production, acquisition, distribution or exploitation of any Item of Product by or for a Credit Party;

(b) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(c) the Guaranties made by the Guarantors pursuant to Article 9 hereof;

(d) existing Guaranties listed on Schedule 6.3 hereto and any extensions and renewals thereof on the same terms or on terms no more adverse to the interests of the Lenders hereunder than the applicable listed Guaranty, or as otherwise reasonably acceptable to the Administrative Agent;

(e) Guaranties under the First Lien Agreement and any other document contemplated thereby; and

(f) any Guaranty by any Credit Party of the obligations of any other Credit Party or any wholly-owned Subsidiary of the Borrower, provided that the obligation being so guaranteed is permitted pursuant to Section 6.1 hereof and if the Subsidiary is not a wholly-owned domestic subsidiary, such Guaranty is of performance of services or payments for goods or services where the asset or value to be created will be beneficially owned by a Credit Party.

SECTION 6.4. Limitations on Investments. Create, make or incur any Investment after the date hereof, except:

(a) the purchase of Cash Equivalents;

(b) Indebtedness permitted under Section 6.1 and Guaranties permitted under Section 6.3, in each case, to the extent constituting Investments;

(c) Investments by any Credit Party in any Subsidiaries which are not Credit Parties not to exceed $4,000,000 in the aggregate at any time outstanding;

(d) Investments (including debt obligations) received (i) in connection with the bankruptcy or reorganization of, or disputes with or judgments against, suppliers, customers or other debtors or (ii) in settlement of delinquent obligations arising in the ordinary course of business;

(e) Investments constituting Permitted Business Acquisitions;

(f) Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Credit Parties or any wholly-owned domestic Subsidiary of the Borrower;

(g) other Investments, whether in the form of cash or library assets, in an aggregate amount (or the value of such Investments if not cash) not to exceed $11,000,000 at any one time outstanding;

(h) Investments constituting promissory notes or non-cash consideration received from third parties as a portion of the purchase price for an asset disposition permitted pursuant to the terms hereof so long as any such notes or non-cash consideration are, to the extent received in connection with dispositions of assets that constitute Collateral, pledged to the Administrative Agent as Collateral hereunder;

(i) Investments existing on the Closing Date and listed on Schedule 6.4 hereto;

(j) Investments in (i) any Credit Party and (ii) non-domestic wholly-owned Subsidiaries for the purpose of funding the production of Items of Product the value of which will be beneficially owned by a Credit Party;

(k) Swap Agreements permitted pursuant to Section 6.17;

(l) Investments of a Credit Party acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Credit Party in accordance with Section 6.6 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(m) (i) loans and advances to employees or consultants of the Borrower or any Subsidiary in the ordinary course of business not to exceed $550,000 in the aggregate at any time outstanding and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(n) acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Investments in Foreign Production Subsidiaries, provided, that such Investments are (i) managed by but not beneficially owned by any such Foreign Production Subsidiary but are rather beneficially owned directly by a Credit Party and (ii) made solely for the purpose of such Foreign Production Subsidiary producing Items of Product for delivery to a Credit Party;

(p) Investments at any one time outstanding that do not exceed the aggregate amount of all cash proceeds received from the issuance by the Borrower of Equity Interests after the Closing Date, other than Specified Equity Contributions minus the amount of any such Equity Interest proceeds used to make Restricted Payments pursuant to Section 6.5(d) or otherwise utilized to justify an exception from a negative covenant contained in this Article 6 (i.e., to fund a Permitted Business Acquisition); and

(q) Investments in (a) any co-financed Items of Product or (b) any Slate Financing Item of Product in connection with a Permitted Slate Financing.

SECTION 6.5. Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than:

(a) dividends or distributions payable solely in additional shares of common or preferred stock of a Credit Party;

(b) so long as no Event of Default has occurred and is continuing, dividends by the Borrower to the Parent (i) in an amount necessary to pay (x) any federal or state taxes attributable to the Borrower or the Guarantors and to be paid by the Parent, or its members if the Parent is a pass-through tax entity, determined using the assumed tax rate that would apply if the Parent were a C corporation, and (y) corporate overhead expenses and legal, accounting and other professional fees and expenses incurred in connection with any activity not prohibited by this Credit Agreement not to exceed $1,000,000 per year, (ii) for any other purpose, the proceeds of the issuance of any additional Equity Interests, including Specified Equity Contributions that are used to cure an Event of Default pursuant to the Coverage Ratio as provided in Section 6.21 hereof, but excluding other Specified Equity Contributions (exclusive of Specified Equity Contributions which are used to cure an Event of Default pursuant to the Coverage Ratio, as provided in Section 6.21 hereof) and (iii) for any other purpose, provided that (w) the Leverage Ratio is less than 7.0:1.0 (calculated on a Pro Forma Basis after giving effect to the contemplated dividend), (x) the Liquidity Ratio of the Borrower and the Guarantors (calculated on a Pro Forma Basis after giving effect to the contemplated dividend) is at least 1.125:1.0 for the ensuing four fiscal quarters, (y) the aggregate amount of all dividends paid under this clause (iii) does not exceed $55,000,000 and (z) no dividends are paid under this clause (iii) until the first anniversary of the Closing Date; provided, however, that such dividends may not be used for (i) payments of principal of Indebtedness which is subordinate or otherwise junior to the Obligations; or (ii) payments of principal of Indebtedness incurred in accordance with the provisions of Section 6.1(i) hereof;

(c) so long as no Event of Default has occurred and is continuing, the payment of dividends in respect of, or the redemption, acquisition, re-acquisition or retirement of, Equity Interests of the Borrower with cash proceeds received from the issuance by the Borrower of Equity Interests after the Closing Date, other than the Specified Equity Contributions or to the extent such proceeds have been otherwise utilized consistent with an exception from a negative covenant contained in this Article 6 (i.e., as an Investment permitted under Section 6.4(p) or to fund a Permitted Business Acquisition);

(d) payments to the Borrower or to any other Credit Party that is directly or indirectly wholly owned by the Borrower from any other Credit Party;

(e) payments with respect to intercompany Indebtedness permitted by Sections 6.1(f) or 6.1(l), intercompany receivables permitted by Sections 6.1(f) or 6.1(l) or intercompany advances constituting Investments permitted under Section 6.4(c) hereof;

(f) repurchases of Equity Interests in a Credit Party that is directly or indirectly wholly-owned by the Borrower;

(g) the repurchase, redemption, defeasance or other acquisition or retirement for value of unsecured Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness relating thereto;

(h) repurchases of Equity Interests in the Borrower, or warrants, puts, options or rights to purchase or otherwise acquire an Equity Interest in the Borrower from any present or former officer, director or employee of a Credit Party (other than an officer of the Kelso Group) or the estates or family members thereof pursuant to an agreement (including, without limitation, an employment agreement) or plan approved in good faith by the board of directors of such Credit Party under which such Person purchases or sells or is granted an option to purchase or sell such Equity Interests, in each fiscal year in an amount not to exceed $5,000,000; provided that the aggregate unspent amount permitted to be used in any fiscal year may be rolled over and added to the amount available under this clause (i) in subsequent fiscal years;

(i) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(j) other Restricted Payments in an aggregate amount not to exceed $17,000,000 for purposes other than (i) payments of principal of Indebtedness that is subordinate or otherwise junior to the Obligations or (ii) payments of principal of Indebtedness incurred in accordance with the provisions of Section 6.1(i) hereof, provided that no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment; and

(k) the payment of dividends or other distributions by any Credit Party that is a Subsidiary of the Borrower to the owners of its Equity Interests on a pro rata basis based on their relative ownership interests.

SECTION 6.6. Consolidation, Merger, Recapitalization or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or engage in any recapitalization, or sell or otherwise dispose of all or substantially all of its property, stock, Equity Interests or assets or a sale or disposition of Items of Product representing more than 50% of the Eligible Library Amount or agree to do or suffer any of the foregoing, except that (a) any Credit Party or Subsidiary of the Borrower may merge with and into, or transfer assets to, another Credit Party (including without limitation any Person which becomes a Guarantor immediately upon the completion of such merger or transfer; provided, that at the time of such merger or transfer and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; provided further, that in any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity), (b) any Credit Party other than the Borrower may be liquidated in accordance with Section 5.2 hereof, (c) any sale, transfer, lease or other disposition that would not constitute a Disposition shall be permitted under this Section 6.6 unless otherwise specifically prohibited elsewhere in this Article 6, (d) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.6 for aggregate gross proceeds (including non-cash proceeds) not exceeding $17,000,000 in any fiscal year shall be permitted, provided that (i) such sale is for fair market value, (ii) to the extent that any such sales, transfers, leases or other dispositions involves assets in excess of $6,000,000, at least 75% of the consideration shall be in cash and (iii) prior to the First Priority Obligations Payment Date, within 360 days of the such Disposition, the Credit Parties (A) apply the Net Proceeds of such Disposition to the repayment of First Priority Obligations and/or (B) reinvest the Net Proceeds of such Disposition, or enter into a binding agreement to acquire with such Net Proceeds, Productive Assets and/or a business acquisition not prohibited by this Credit Agreement (including any Permitted Business Acquisition) and from and after the First Priority Obligations Payment Date, the Net Proceeds thereof are applied in accordance with Section 2.10(f) hereof, and (e) any merger or consolidation in connection with a Permitted Business Acquisition; provided that, with respect to any such merger or consolidation involving a Credit Party, the Credit Party is the surviving entity.

SECTION 6.7. Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party except for the purpose of collection in the ordinary course of business.

SECTION 6.8. Sale and Leaseback.

(a) Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in an Item of Product and acquires or licenses the right to distribute or exploit such Item of Product in media and markets accounting for substantially all the value of such Item of Product, unless such arrangement does not impair the collateral position of the Administrative Agent and the Lenders and is evidenced by documentation reasonably acceptable to the Administrative Agent; provided that a sale and leaseback transaction shall be permitted if either (x) at any time prior to the First Priority Obligations Payment Date, such transaction would be permitted under the First Lien Agreement, as such agreement exists on the date hereof and without giving effect to any subsequent amendments thereto (unless, in the case of a proposed sale and leaseback transaction which is substantially identical to a preceding transaction for which the First Lien Agent was unwilling to deliver a consent and step-back letter, in which case, such transaction shall be evidenced by documentation reasonably acceptable to the Administrative Agent), or (y) (1) it is substantially similar to sale and leaseback transactions previously approved by legal counsel for the First Lien Agent in the context of previous credit facilities between the Credit Parties and the First Lien Agent or their predecessors and (2) the Borrower delivers to the Administrative Agent a certificate from an Approved Officer certifying that (i) the underlying documents for such transaction are substantially similar to previously approved transactions in the same jurisdiction or otherwise setting forth any immaterial differences, (ii) based upon the advice of its counsel, there is no structural risk inherent in such transaction (i.e. there is no risk that a bankruptcy or other adverse credit event with respect to the tax licensor would result in a loss or reduction of the applicable Credit Party’s rights in the distribution rights or income stream from the applicable Item of Product or the loss of the Administrative Agent’s Lien thereon), (iii) to its knowledge, having made no independent inquiry, no similarly-situated theatrical motion picture or television producer or its production lender has suffered a material loss in the applicable jurisdiction as a result of an adverse credit event of its relevant tax licensor and (iv) such documents contain a provision requiring notice to the Administrative Agent of, and permitting the Administrative Agent to cure, if such breach is curable, any material default by the applicable Credit Party prior to the exercise of remedies by any other party to such transaction.

(b) Upon satisfaction of sub-clause (x) set forth in clause (a) above or receipt of the officer’s certificate described in clause (a) above, as applicable, the Administrative Agent will issue a customary consent and step back letter or Lien release (as applicable) in standard form consistent with past practice unless the Administrative Agent notifies the Borrower in writing that in the Administrative Agent’s reasonable judgment, a change in the relevant circumstances has made it unwilling to issue such a letter (including, without limitation, the occurrence of any circumstances set forth in clauses (a)(ii) or (iii) above). The Credit Parties shall not incur any Indebtedness in connection with a sale and leaseback except as permitted pursuant to Section 6.1(i).

(c) Notwithstanding anything to the contrary in this Section 6.8, Items of Product which are part of a Permitted Slate Financing shall only be subject to this Section 6.8 if the Credit Parties have equity exposure with respect to such Items of Product.

SECTION 6.9. Places of Business; Change of Name, Jurisdiction. Change the location of its chief executive office or principal place of business or change its name or jurisdiction of organization without in each case giving the Administrative Agent ten (10) Business Days’ prior written notice of such change, and providing any information reasonably requested by the Administrative Agent in order to file additional Uniform Commercial Code financing statements or other relevant security documents.

SECTION 6.10. Transactions with Affiliates. Enter into any transaction with any of its Affiliates unless such transaction meets any of the following criteria: (i) occurs in the ordinary course of business on an arm’s-length basis, (ii) is described on Schedule 6.10 hereto, (iii) is between or among any of the Credit Parties or any wholly-owned Subsidiary of the Borrower, (iv) subject to the terms of Section 6.5 and not otherwise inconsistent with the terms hereof, involves any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or other governing body) of the Borrower, (v) constitutes loans or advances to employees or consultants of any Credit Party in accordance with Section 6.4(n), (vi) involves the payment of reasonable fees and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business and consistent with industry practice, (vii) consists of (A) any employment agreements entered into by any Credit Party in the ordinary course of business, and (B) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto, (viii) constitutes dividends, redemptions and repurchases permitted under Section 6.5, (ix) so long as no Event of Default has occurred and is continuing, constitutes compensation to the Kelso Group under the Management Agreement in amounts not to exceed (A) for any fiscal year, (1) a management fee of $1,000,000 plus reasonable out-of-pocket costs and expenses in connection therewith, plus (2) any deferred fees, costs and expenses to the extent such fees were within such amount in clause (1) above but not paid during the preceding fiscal year and (B) payments for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures so long as such payments are approved by the majority of the board of directors (or other governing body) of the Borrower in good faith and are materially consistent with the Management Agreement in existence on the Closing Date, (x) is a transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative

Agent, which letter states that such transaction is on terms that are no less favorable to the applicable Credit Party, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that such transaction is not otherwise prohibited under the terms of this Article VI and (xi) involves any purchase of or contributions to, the equity capital of the Borrower by the Kelso Group.

SECTION 6.11. Business Activities. Engage in any business activities other than activities in which Hallmark Entertainment, LLC engaged on January 12, 2006, the Borrower and/or one of its Subsidiaries is currently engaged or any business or business activities incidental or related thereto, or any business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto (including, but not limited to, activities relating to the production, development, distribution or exploitation of Items of Product and Slate Financings), but specifically excluding the production, development or investment in theatrical motion pictures; provided, however, that if an Item of Product developed for television is thereafter released theatrically, such release shall not be deemed a violation of this Section 6.11; provided, further, that Borrower shall not be allowed to engage in theatrical distribution of Items of Product where it is either advancing or taking the economic risk of recoupment of print and advertising expenses, except with respect to limited theatrical releases necessary to qualify for sale and leaseback or similar financial incentives for which the aggregate unrecouped exposure for theatrical distribution expenses does not exceed $2,500,000 for all such releases. In amplification and not in limitation of the foregoing, the Credit Parties (x) may act as sales agent and/or distributor for an Item of Product owned by other parties provided (i) the Credit Parties do not make an investment in the Items of Product other than as permitted with regard to a Permitted Slate Financing Item of Product and do not have an economic risk for the recoupment of distribution expenses or guaranty any specific level of economic performance of the applicable Slate Financing Item of Product and (y) may engage in the acquisition, production and exploitation of Items of Product in Permitted Slate Financings.

SECTION 6.12. Fiscal Year End. Change its fiscal year end to other than December 31, for any year.

SECTION 6.13. [Intentionally Omitted.]

SECTION 6.14. [Intentionally Omitted.]

SECTION 6.15. [Intentionally Omitted.]

SECTION 6.16. [Intentionally Omitted.]

SECTION 6.17. Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in order to (a) hedge or mitigate risks to which any Credit Party has actual exposure, including currency exchange risks or (b) effectively cap, collar or exchange interest rates on Material Agreements (from fixed to floating rates, from one floating rate to another floating rate or otherwise, including foreign currency hedging exchanges) with respect to any interest-bearing liability or investment of a Credit Party.

SECTION 6.18. Modification of Indebtedness, Material Agreements. Make or permit to be made any modification to the terms of any Material Agreement without the prior consent of the Administrative Agent if the modification of such Material Agreement would be materially adverse to the Lenders; provided, that without limiting any of the other covenants or agreements contained in this Credit Agreement modifications to the First Lien Agreement shall be permitted to the extent permitted under the Intercreditor Agreement.

SECTION 6.19. No Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of the Administrative Agent (for the benefit of itself the Lenders) or an administrative agent or collateral agent (including any successor to the Administrative Agent) under a potential refinancing the Facility upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of itself the Lenders), except this Credit Agreement and the other Fundamental Documents and the First Lien Agreement; provided, however, that this provision shall not apply to any agreement executed pursuant to Section 6.2(e) hereof to the extent of such assets and proceeds thereof.

SECTION 6.20. [Intentionally Omitted.]

SECTION 6.21. Coverage Ratio. Subject to adjustments in connection with Specified Equity Contributions as specified in Section 1.2 hereof, permit the ratio (the “Coverage Ratio”), of (i) the Eligible Library Amount (without any advance rate discount) plus, the Adjusted Receivables Amount, plus to the extent contributed, Specified Equity Contributions (but only to the extent such contributions are held by the First Lien Agent as cash collateral (or after the First Priority Obligations Payment Date, the Administrative Agent), which may be released if no Event of Default is continuing and the Borrower is in compliance with such test, without taking credit for the amount of cash collateral to be released) to (ii) the aggregate amount of secured Indebtedness to be less than 1:1.

SECTION 6.22. Additional Limitation on Production and Acquisition of Product. (a) Produce or acquire any Item of Product that is a miniseries after the Closing Date with a Production Exposure at any time in excess of 40% of the Budgeted Negative Cost or (b) cause the total Production Exposure of the Borrower at any time for all Items of Product (other than miniseries) to exceed $40,000,000 in the aggregate, in the case of each of (a) and (b), without the prior written consent of the Required Lenders.

SECTION 6.23. Activities of Parent. Permit the Parent to (a) own assets other than the membership interests of the Borrower or (b) incur any Lien upon its ownership of the membership interest of the Borrower.

SECTION 6.24. Certification of Equity Interests. Permit its Equity Interests to become certificated without simultaneously (unless remitted to the First Lien Agent) delivering to the Administrative Agent the definitive instruments representing all its Equity Interests, accompanied by undated stock powers, duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Administrative Agent or its counsel shall reasonably request.

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation, warranty or certification made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of principal of the Loans hereunder as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c) default shall be made in the payment of interest on the Loans hereunder or any other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment thereof or otherwise and such default shall continue unremedied for three (3) Business Days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.4 or, subject to Section 1.2 hereof, Article 6 of this Credit Agreement;

(e) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1 (a), (b) or (e) or Sections 5.20 of this Credit Agreement and such default shall continue unremedied for ten (10) days after date on which such performance is required under such section;

(f) default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the applicable Credit Party receives written notice or obtains knowledge of such occurrence;

(g) default shall be made with respect to any payment of any Indebtedness of any Credit Party (excluding Indebtedness pursuant to Section 6.1(f) or Section 6.1(l)) in excess of $17,000,000 in the aggregate (other than the Obligations) of principal or interest on such Indebtedness when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or (other than the First Priority Obligations) to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such payment or non-payment default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(h) Any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;

(i) any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;

(j) final judgment(s) for the payment of money in the case of any Credit Party, in excess of $17,000,000 in the aggregate shall be rendered against any Credit Party (to the extent not adequately covered by insurance issued by a solvent and unaffiliated insurance company which has acknowledged such coverage in writing) and within sixty (60) days from the entry of such judgment shall not have been discharged or stayed pending appeal or shall not have been discharged or bonded in full within sixty (60) days from the entry of a final order of affirmance on appeal;

(k) (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any accumulated funding deficiency (within the meaning of Section 4971 of the Code) shall exist with respect to any Plan (whether or not waived), (iii) the present value of all benefits under all Plans subject to Title IV of ERISA (based on those assumptions used to fund such Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is being terminated, (v) a Reportable Event with respect to a Plan shall have occurred which is reasonably likely to result in a termination of such Plan for purposes of ERISA, (vi) the termination of a Plan, or the filing of a notice of intent to terminate a Plan under section 4041(c) of ERISA, (vii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a Plan by the PBGC, (viii) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ix) the imposition of a Lien pursuant to section 412 of the Code or section 302 of ERISA as to any Credit Party or ERISA Affiliate; provided that with respect to items (i) through (ix), only if such event or condition would reasonably be expected to result in a Material Adverse Effect;

(l) this Credit Agreement, the Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement, any Pledgeholder Agreement, or any Account Control Agreement (each a “Security Document”) shall, for any reason other than the action or inaction of the Administrative Agent or any Lender, with respect to Collateral having an aggregate value in excess of $250,000, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the Liens, rights, powers and privileges purported to be created thereby with respect to Collateral having an aggregate value in excess of $250,000 in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Encumbrances, excluding those under Section 6.2(c)), or the validity or enforceability of the Guaranties under Article 9 hereof or the Liens granted, to be granted, or purported to be granted, by any of the Fundamental Documents shall be contested by any Credit Party or any of their respective Affiliates;

(m) the validity or enforceability of the Guaranties under Article 9 hereof or the Liens granted, to be granted, or purported to be granted, by any of the Fundamental Documents shall be contested by any Credit Party or any of their respective Affiliates; or

(n) a Change in Control shall occur;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments, and/or (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (h) or (i) above shall have occurred, the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise.

8. GRANT OF SECURITY INTEREST; REMEDIES

SECTION 8.1. Security Interests. The Borrower, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding), and each of the Guarantors, as security for its obligations under Article 9 hereof, hereby mortgage, pledge, collaterally assign and deliver to the Administrative Agent (for the benefit of the Administrative Agent, the Lenders) and grant to the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) a security interest in the Collateral (subject only to Specified Permitted Encumbrances).

SECTION 8.2. Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use its Collateral (including amounts held in the Collection Accounts or “Collection Accounts” maintained under the First Lien Agreement) in any lawful manner except as otherwise provided hereunder or thereunder.

SECTION 8.3. Collection Accounts. From and after the First Priority Obligations Payment Date:

(a) The Credit Parties will maintain or establish one or more collection bank accounts (each, a “Collection Account”) maintained at an office of the Administrative Agent, and will direct, all Persons who become licensees, buyers or account debtors under receivables with respect to any Item of Product included in the Collateral to make payments under or in connection with the license agreements, sales agreements or receivables directly to the Collection Account. Upon agreement between the Administrative Agent and the Credit Parties, the Collection Account maintained by the Administrative Agent may also serve as the Cash Collateral Account; provided, that such Collection Account is in the name of the Administrative Agent (for the benefit of itself and the Lenders) and is under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent.

(b) The Credit Parties will execute such documentation as may be reasonably required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.

(c) In the event a Credit Party receives payment from any Person or proceeds under a letter of credit or otherwise, which payment should have been remitted directly to the Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.

SECTION 8.4. Credit Parties to Hold in Trust. From and after the First Priority Obligations Payment Date, upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of itself and the Lenders), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Administrative Agent or the Lenders being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 8.7 hereof.

SECTION 8.5. Collections, etc. Upon the occurrence and during the continuance of an Event of Default and written notice to the Credit Parties, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Administrative Agent and the Lenders) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation to do so, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. Upon the occurrence and during the continuance of an Event of Default, if any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Administrative Agent and the Lenders) security interests in the Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to or superior to the security interests of the Administrative Agent (on behalf of the Administrative Agent and the Lenders) in the Collateral (other than Permitted Encumbrances) and any Liens not expressly permitted by this Credit Agreement.

SECTION 8.6. Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, subject to the provisions of the Intercreditor Agreement, the Administrative Agent and the Lenders may, upon reasonable notice to the applicable Credit Party, enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent and the Lenders may take such measures as they deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent and the Lenders shall decide, in one or more sales or parcels, at such prices as the Administrative Agent and the Lenders may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with 10 days’ prior written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent and the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent, on behalf of itself, the Lenders or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Administrative Agent, on behalf of itself and the Lenders may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Administrative Agent and Lenders by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent, on behalf of itself and the Lenders shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent and the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees (i) that it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent or Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent, but excluding therefrom all claims with respect to the Collateral resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders (y) any claims with respect to the Collateral asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party, or (z) claims of parties under the First Lien Agreement; and (ii) none of the Administrative Agent and the Lenders shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence. Subject only to the lawful rights of third parties, any laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent, on behalf of itself, and the Lenders and, upon the occurrence and during the continuation of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent, and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Administrative Agent, and the Lenders to payment of the Obligations.

SECTION 8.7. Application of Proceeds after Event of Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the Clearing Account, the Collection Account(s), the Cash Collateral Account(s) or in any other account of any Credit Party with a Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable out-of-

pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney’s fees and expenses incurred by the Administrative Agent, and then to the payment in full of the Obligations in accordance with Section 12.2 hereof; provided, however, that, the Administrative Agent may in its discretion apply funds comprising the Collateral to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

SECTION 8.8. Power of Attorney. Upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, (a) each Credit Party does hereby irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its substitutes shall properly do by virtue hereof; and (b) each Credit Party does hereby further irrevocably make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent or any Credit Party (i) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent for the benefit of the Administrative Agent and the Lenders as contemplated hereby and under the other Fundamental Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Item of Product which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by such Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney.

SECTION 8.9. Financing Statements, Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Copyright Security Agreement Supplement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of itself and the Lenders in the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney-in-fact for any Credit Party; provided, that the Administrative Agent shall provide copies of any such documents or instruments to the Borrower. Each Credit Party authorizes the Administrative Agent to use the collateral description “all assets” in any such UCC financing statements. Each Credit Party further authorizes the Administrative Agent to notify, at the time from and after the First Priority Obligations Payment Date that any Event of Default shall have occurred and be continuing, any account debtors that all sums payable to such Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.

SECTION 8.10. Further Assurances. Upon the request of the Administrative Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper, in the reasonable judgment of the Administrative Agent, to carry out the provisions and purposes of this Article 8 or to perfect and preserve the Liens of the Administrative Agent (for the benefit of itself and the Lenders) hereunder and under the Fundamental Documents in the Collateral or any portion thereof.

SECTION 8.11. Termination and Release. The security interests granted under this Article 8 shall terminate when all the Obligations have been fully and indefeasibly paid and performed. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination, the Administrative Agent will promptly take all reasonable action and do all things reasonably necessary, including executing UCC termination statements, Pledgeholder Agreement terminations, termination letters to account debtors and copyright and trademark releases, to terminate the security interest granted to it (for the benefit of the Administrative Agent and the Lenders) hereunder, provided that the Administrative Agent shall only be required to deliver such documents to the Borrower or applicable Credit Party and shall have no obligation to file or record any such document. In addition, the Administrative Agent shall take steps reasonably requested by the Borrower to evidence the release of any Guarantor from its obligations under Article 9 hereof in the event that such Guarantor ceases to be a Credit Party in connection with a transaction permitted by the terms of this Credit Agreement.

SECTION 8.12. Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.

SECTION 8.13. Quiet Enjoyment. The Administrative Agent and the Lenders acknowledge and agree that their security interest hereunder is subject to the rights of Quiet Enjoyment (as defined below) of parties (which are not Affiliates of any Credit Party) to Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a licensee (which is not an Affiliate of any Credit Party) under a Distribution Agreement, the Administrative Agent and the Lenders’ agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such licensee to distribute, exhibit and/or to exploit the Item of Product licensed to them under such Distribution Agreement, and to receive prints or tapes and other delivery items or have access to preprint material or master tapes and other items to which they are entitled in connection therewith and that even if the Lenders shall become the owner of the Collateral in case of an Event of Default, the Lenders’ ownership rights shall be subject to the rights of said parties under such agreement; provided, however, that such licensee shall not be in default under the relevant Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to licensees under the Distribution Agreements. None of the foregoing constitutes an agreement by the Administrative Agent or the Lenders to the granting of any security interest to any Person under any Distribution Agreement, except as otherwise permitted pursuant to Section 6.2.

SECTION 8.14. Continuation and Reinstatement. Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of any Credit Party or otherwise.

9. GUARANTY

SECTION 9.1. Guaranty.

(a) Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

(b) Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of the Administrative Agent or the Lenders to obtain the consent the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or the Lenders to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; or (vi) the release or substitution of any Guarantor or any other guarantor of the Obligations.

(c) Each Guarantor further agrees that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or any Lender in favor of the Borrower, or any Guarantor, or to any other Person.

(d) Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrower, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the Pledged Securities or the ability of the Borrower to perform under this Credit Agreement.

(e) Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Administrative Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

SECTION 9.2. No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than payment in full) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full.

SECTION 9.3. Continuation and Reinstatement, etc.

(a) Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Administrative Agent or the Lenders may have at law or in equity against the Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of itself and/or the Lenders, forthwith pay or cause to be paid to the Administrative Agent for the benefit of itself and/or the Lenders (as applicable) in cash an amount equal to the unpaid amount of such unpaid Obligations with interest thereon from the due date at a rate of interest equal to the rate specified in Section 2.8(a) hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantor or Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of itself and the Lenders with regard to amounts payable by the Borrower in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

(b) All rights of each Guarantor against the Borrower, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Administrative Agent and/or the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Administrative Agent and/or the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.4. Limitation on Guaranteed Amount, etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.

10. PLEDGE

SECTION 10.1. Pledge. Each Pledgor, as security for the due and punctual payment of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the Borrower whether or not post filing interest is allowed in such proceeding) in the case of the Borrower, and as security for its obligations hereunder in the case of a Pledgor other than the Borrower, hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Administrative Agent for the benefit of itself and the Lenders, a security interest in all Pledged Collateral now owned or hereafter acquired by it. Upon the First Priority Obligations Payment Date, the Pledgors shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers (in the case of Pledged Securities comprising capital stock), duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Administrative Agent or its counsel shall reasonably request.

SECTION 10.2. Covenant. Each Pledgor covenants that as the owner of Equity Interests in each of its respective Subsidiaries it will not take any action to allow any additional shares of common stock, preferred stock or other Equity Interests of any of its respective Subsidiaries or any securities convertible or exchangeable into common or preferred stock or other Equity Interests of such Subsidiaries to be issued, or grant any options or warrants, unless all of such securities (or, in the case of a Subsidiary that is a Controlled Foreign Subsidiary, 65% of such securities) are pledged to the Administrative Agent (for the benefit of itself and the Lenders) as security for the Obligations and, if applicable, such Pledgor’s obligations under Article 9 hereof.

SECTION 10.3. Registration in Nominee Name; Denominations. From and after the First Priority Obligations Payment Date, the Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (a) upon the occurrence and continuance of an Event of Default, in its own name (on behalf of the Administrative Agent and the Lenders) or in the name of its nominee, or (b) prior to such time, in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. Upon receipt thereof, the Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.

SECTION 10.4. Voting Rights; Dividends; etc.

(a) The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in paragraph (c) below.

(b) From and after the First Priority Obligations Payment Date, all dividends or distributions of any kind whatsoever (other than cash dividends or cash distributions paid while no Event of Default is continuing) received by a Pledgor, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock or Equity Interests of the issuer or received in exchange for the Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Administrative Agent and the Lenders, segregated from such Pledgor’s own assets, and shall be delivered to the Administrative Agent.

(c) From and after the First Priority Obligations Payment Date, upon the occurrence and during the continuance of an Event of Default and notice from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of such Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section, and (ii) to receive and retain cash dividends and cash distributions shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and cash distributions until such time as such Event of Default has been cured or waived.

SECTION 10.5. Remedies Upon Default. Subject to the provisions of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of itself and the Lenders, may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgors ten (10) days’ prior written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of itself and/or the Lenders) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees (i) it will indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual possession or control by the Administrative Agent but excluding from therefrom all claims with respect to the Pledged Securities resulting from (x) the gross negligence or willful misconduct of any of the Administrative Agent or the Lenders, (y) any claims with respect to the Pledged Securities asserted against an indemnified party by a Credit Party in which such Credit Party is the prevailing party, or (z) claims of parties under the First Lien Agreement and the Administrative Agent and the Lenders shall have no liability or obligation arising out of any such claim except for acts of willful misconduct or gross negligence. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

SECTION 10.6. Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 10.5 hereof shall be applied by the Administrative Agent on behalf of itself and the Lenders as follows:

(i)

to the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the reasonable fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing or protecting any Collateral and in enforcing or collecting any

Obligations or any guaranty thereof, including, without limitation, court costs and the attorney’s fees and expenses incurred by the Administrative Agent in connection therewith; and

(ii)	to the payment in full of the Obligations in accordance with Section 12.2 hereof;

provided, however, that the Administrative Agent may in its discretion apply funds comprising the proceeds of sale of the Pledged Securities to pay the cost (i) of completing any Item of Product owned in whole or in part by any Credit Party in any stage of production, and (ii) of making delivery to the distributors of such Item of Product. Any amounts remaining after such payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.

SECTION 10.7. Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

SECTION 10.8. Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or the Lenders upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 10.9. Termination. The pledge referenced herein shall terminate when all of the Obligations shall have been fully paid and performed, at which time the Administrative Agent shall promptly assign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of all Liens, arising by, under or through the Administrative Agent but shall otherwise be without recourse upon or warranty by the Administrative Agent and at the expense of the Pledgors.

11. CASH COLLATERAL

SECTION 11.1. Cash Collateral Accounts. Upon the First Priority Obligations Payment Date, there shall be established with the Administrative Agent a collateral account in the name of the Credit Parties subject to the security interests of Administrative Agent (the “Cash Collateral Account”), into which the appropriate Credit Parties shall from time to time deposit amounts pursuant to the express provisions of this Credit Agreement requiring or permitting such deposits. Except to the extent otherwise provided in this Article 11, the Cash Collateral Accounts shall be under the control (within the meaning of Section 9-104 of the UCC) of the Administrative Agent.

SECTION 11.2. Investment of Funds.

(a) The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be confirmed promptly in writing and shall be limited to instructions with respect to investments in cash and Cash Equivalents) or, if the Borrower shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent, provided that in no event may the Borrower give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Account in other than Cash Equivalents.

(b) Any net income or gain on the investment of funds from time to time held in the Cash Collateral Account, shall be promptly reinvested by the Administrative Agent as a part of the Cash Collateral Account; and any net loss on any such investment shall be charged against the Cash Collateral Account.

(c) Neither the Administrative Agent nor the Lenders shall be a trustee for any Credit Party, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Account except for any acts of gross negligence or willful misconduct, except as expressly provided herein and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the Lenders shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account except for any acts of gross negligence or willful misconduct.

SECTION 11.3. Grant of Security Interest. For value received and to induce the Lenders to make Loans to the Borrower as provided for in this Credit Agreement, as security for the payment of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of itself and the Lenders) and grants to the Administrative Agent (for the benefit of itself and the Lenders), a Lien upon all of such Credit Party’s rights in and to the Cash Collateral Account, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Account and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Account, and all rights pertaining to investments of funds in the Cash Collateral Account shall immediately and without any need for any further action on the part of any of the Credit Parties, any Lender or the Administrative Agent, become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.

SECTION 11.4. Remedies. At any time during the continuation of an Event of Default, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.

12. THE ADMINISTRATIVE AGENT

SECTION 12.1. Administration by the Administrative Agent.

(a) The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Notwithstanding the foregoing or anything to the contrary in any Fundamental Document, the Administrative Agent may at any time elect, prior to performing any action (or inaction) requiring the exercise of its discretion or making any determination requiring such determination, to notify the Lenders of the relevant issue and forbear from taking any such action or making any such determination until it shall have been instructed to do so by the Required Lenders

(b) The Lenders hereby authorize the Administrative Agent (in its sole discretion):

(i)

in connection with the sale or other disposition of any asset included in the Collateral or the capital stock of any Guarantor, to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to it (for the benefit of the Administrative Agent and the Lenders) on such asset or capital stock and/or to release such Guarantor from its obligations hereunder;

(ii)

to determine that the cost to the Borrower or another Credit Party is disproportionate to the benefit to be realized by the Administrative Agent and the Lenders by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of itself and the Lenders);

(iii)	to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Administrative Agent and the Lenders);
(iv)	to confirm in writing the right of Quiet Enjoyment of licensees pursuant to the terms of Section 8.13;
(v)	to enter into and perform its obligations under the other Fundamental Documents;
(vi)

to enter into intercreditor and/or subordination agreements on terms acceptable to the Administrative Agent with (A) the unions and/or the guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of the collective bargaining agreements, (B) any licensee or licensor having any rights to any Item of Product, (C) Persons providing any services in connection with any Item of Product, (D) Persons providing tax benefit and/or production subsidies or co-financing for Items of Product or (E) any Permitted Slate Financing Intercreditor Agreement; and

(vii)

to make determinations under the Hallmark Guaranty (including determinations as to the acceptability of credit enhancements offered by a purchaser of Crown Media Holdings, Inc. in connection with a potential termination of the Hallmark Guaranty under Section 3(b)(vi) thereof).

SECTION 12.2. Payments. As between the Administrative Agent and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for in Article 2 hereof, shall be applied (subject to the terms of the Intercreditor Agreement), first, to pay accrued but unpaid interest on the Loans in accordance with the amount of outstanding Loans owed to each Lender and second, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on the Loans in accordance with the amount of outstanding Loans owed to each Lender), amounts outstanding under Swap Agreements and to pay any other obligations then due under this Credit Agreement. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 12.3. Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against any Credit Party (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of Loans of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon, in the amount of such participation.

SECTION 12.4. Notice to the Lenders. Upon receipt by the Administrative Agent from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 12.5. Liability of the Administrative Agent.

(a) The Administrative Agent, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents or employees and neither the Administrative Agent nor its officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of its respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Securities from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b) Neither the Administrative Agent (in its capacity as agent for the Lenders), nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders (other than JPMorgan Chase Bank, N.A.) of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c) The Administrative Agent, in its capacity as agent for the Lenders hereunder shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it with reasonable care.

SECTION 12.6. Reimbursement and Indemnification. Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower or any Credit Party

(except such as shall result from its gross negligence or willful misconduct). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders.

SECTION 12.7. Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

SECTION 12.8. Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that the Administrative Agent shall not bear any responsibility therefor.

SECTION 12.9. Agreement of Required Lenders. (a) Except as set forth in Section 13.10 hereof, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.10 hereof.

(b) The Administrative Agent shall not deliver a Buy Out Notice (as defined in the Intercreditor Agreement) to the First Lien Agent in accordance with the Intercreditor Agreement without having obtained the prior written consent of each Lender to such delivery.

SECTION 12.10. Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3 hereof.

SECTION 12.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ prior written notice thereof to the Lenders and the Borrower and shall resign upon the written request of the Required Lenders, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto, provided, however, that any resignation by JPMorgan Chase Bank, N.A. from its position as Administrative Agent shall become effective no later than thirty (30) days from the delivery of such a resignation. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and shall promptly appoint a successor agent from among the Lenders; provided, that in the case of a resignation at the Administrative Agent’s option, such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and, in any case, is reasonably acceptable to the Borrower; provided, however, that (a) such approval by the Borrower shall not be required at any time when a Default or Event of Default is continuing and (b) in no case shall any “hedge fund”, as such term is currently understood, become a Successor Administrative Agent. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, within 30 days after the retiring agent’s giving of notice of resignation, the Required Lenders may appoint a successor agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

13.	MISCELLANEOUS

SECTION 13.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic photocopy (i.e. “PDF”), as follows:

(i)

if to any Credit Party, to it at RHI Entertainment, LLC, 1325 Sixth Avenue, Ste. 2100, New York, New York 10022 (Telecopy No. (212) 977-9049), Attention: Executive Vice President-Legal and Business Affairs, with a copy to Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, Attention: Dennis D. Lamont, (Telecopy No. (212) 751-4864);

(ii)

if to the Administrative Agent or to JPMorgan Chase Bank, N.A., to (x) JPMorgan Chase Bank, N.A., 131 South Dearborn, 6th Floor, Mail Code: IL1-0364, Chicago, Illinois 60603-5506, Attention: Stephen C. Price, Facsimile No.: 312-325-3239, with copies to (y) JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, Attention: (A) for communications relating to assignments, Medy Hernandez (Telecopy No. (312) 385-7096) and (B) for communications not relating to assignments, Judy Warren (Telecopy No. (312) 385-7096) and to (z) J.P. Morgan Securities Inc., 1999 Avenue of the Stars, 27th Floor, Los Angeles, California 90067, Attention: Christa Thomas (Telecopy No. (310) 860-7260); and

(iii)	if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

SECTION 13.2. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.

SECTION 13.3. Successors and Assigns; Syndications; Loan Sales; Participations.

(a) Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Administrative Agent and all Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders.

(b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed and, at any time prior to the occurrence of a Default or Event of Default under Section 7(b), (c), (h) or (i) with the prior written consent of the Borrower, which consent will not be unreasonably withheld or delayed) assign to an Eligible Assignee all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of all Loans at the time owing to it and the Notes, if any, held by it); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum principal amount equal to $1,000,000; provided that, such minimum amount shall not apply to assignments by Lenders who then hold Loans in a principal amount of less than $1,000,000 in the aggregate so long as the entirety of their remaining Loans are being assigned in full, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with the assigning Lender’s original Note if one has been issued to the Lender pursuant to Section 2.4 hereof and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an “Administrative Questionnaire” in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto.

(c) Notwithstanding any provision herein otherwise requiring the consent of the Borrower, each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower or the Administrative Agent, to any Eligible Assignee that is (i) an Affiliate of such Lender, (ii) a Person, or Affiliate of a Person, that manages such Lender (a “Related Fund”), (iii) another Lender hereunder or (iv) an Approved Fund. Any such assignment to any Affiliate of the assigning Lender, a Related Fund or any other Lender hereunder shall not be subject to the requirement of Section 13.3(b)(ii) that the amount of the Loans of the assigning Lender subject to each assignment be in a minimum principal amount of $1,000,000, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.

(d) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of their obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (if such financial statements shall have theretofore been delivered) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent (acting for this purpose on behalf of the Borrower) shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Notes, if applicable, and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit I hereto, and has been, if applicable, consented to in writing by the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of the notice and upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note payable to such assignee in an amount equal to the Loan owing to it assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a portion of the Loan owing to it hereunder and so requests, a new Note to the assigning Lender in an amount equal to the portion of the Loan owing to it and retained hereunder. Any such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, if any, and shall otherwise be in substantially the form of Exhibit A hereto. In addition the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.

(g) Each of the Lenders may, without the consent of any of the Credit Parties, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note, if any, held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed reductions in interest rates or fees, increases in the amounts of Loans made hereunder, final maturity of any Loan, releases of all or substantially all the Collateral and fees (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.10, 2.11, 2.12 and 2.14 (subject to the last sentence of this Section 13.3(g)) and 13.8 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.14, unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to comply with Section 2.14(e) and Section 2.14(f) as though it were a Lender.

(h) A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party furnished to the Administrative Agent or such Lender by or on behalf of the Borrower or another Credit Party (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 13.18 hereof).

(i) Any assignment pursuant to paragraph (b) or (c) of this Section 13.3 shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(j) The Credit Parties consent that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to (i) any Federal Reserve Bank or (ii) in the case of any Lender that is not a commercial bank, savings and loan association or savings bank, to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or grant of security interest under this Section 13.3(j) shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 13.4. Expenses; Documentary Taxes. Subject to the limitation agreed between the Borrower and the Arranger and the Administrative Agent for expenses accrued through the Closing Date, whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arranger in connection with, or growing out of, the performance of due diligence, the syndication of the credit facilities contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans, the Pledged Securities or any Fundamental Document, including but not limited to, the reasonable and documented out-of-pocket costs and reasonable internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement (provided that so long as no Event of Default shall have occurred and be continuing, the Credit Parties shall not be responsible for the cost of more than one (1) such audit or field examination during any calendar year) and the reasonable fees and disbursements of Morgan, Lewis & Bockius, LLP, counsel for the Administrative Agent and if necessary, one other local counsel per jurisdiction that the Administrative Agent shall retain, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders in connection with this Credit Agreement, the Notes, or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, the fees and disbursements of a single counsel for the Administrative Agent or the Lenders. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. Notwithstanding any provision to the contrary, the Borrower’s obligations under this Section 13.4 shall not be duplicative of any amounts paid by Borrower under any other provision of this Credit Agreement. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement, the payment of the Loans.

SECTION 13.5. Indemnity. The Credit Parties agree (a) to indemnify and hold harmless the Administrative Agent the Arranger and the Lenders and their respective directors, officers, employees, controlling persons and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all demands, losses, claims, damages, liabilities or related out-of-pocket expenses (including liabilities for penalties and reasonable fees, disbursements and other charges of one counsel plus one counsel per local jurisdiction) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender, the Administrative Agent or the Arranger is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transaction contemplated in any Fundamental Document (but excluding (i) any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are found in a final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of, or breach of any Fundamental Document by such Indemnified Party or its directors, officers, employees, Affiliates, agents and controlling persons, (ii) litigation solely between a Credit Party or Credit Parties, on the one hand, and the Administrative Agent or the Lenders, on the other hand, in connection with this Credit Agreement or the other Fundamental Documents or in any way relating to the transactions contemplated hereby or thereby if, after final non-appealable judgment, the Administrative Agent or the Lenders are not the prevailing party or parties in such litigation and (iii) litigation solely among the Lenders or solely between the Administrative Agent and the Lenders in connection with this Credit Agreement, the Fundamental Documents or in any way relating to the transactions contemplated thereby or hereby). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Credit Parties, such Indemnified Party shall promptly notify the Borrower in writing. The foregoing indemnity agreement includes any costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent the Arranger or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of outside counsel to the Administrative Agent and the Arranger and any reasonable out-of-pocket costs incurred by the Administrative Agent, the Arranger or the Lenders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of the Borrower under this Section 13.5 shall survive the termination of this Credit Agreement and the payment of the Loans and shall inure to the benefit of any Lender and its associated Indemnified Parties notwithstanding the assignment by such Lender of all of its Loans hereunder.

If a Credit Party shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, which failure would cause a Default or Event of Default to occur hereunder, or any representation or warranty of a Credit Party shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2% in excess of the rate then in effect for Alternate Base Rate Loans from time to time in effect from the date advanced to the date of repayment.

SECTION 13.6. CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE

APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

SECTION 13.7. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH CREDIT PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH CREDIT PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY CREDIT PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 13.8. WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ARRANGER NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 13.9. No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 13.10. Amendments, etc.

(a) No modification, amendment or waiver of any provision of this Credit Agreement, the Intercreditor Agreement or any Fundamental Document (except to the extent expressly contemplated herein or therein), and no consent to any departure by a Credit Party herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Administrative Agent, and acknowledged and agreed to by the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no such modification, amendment, waiver or consent shall, without the written consent of all Lenders, (i) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (ii) release all or substantially all of the Collateral and the Pledged Securities (except as contemplated herein) or release any Guarantor from its obligations hereunder (except as contemplated herein), (iii) subordinate the Obligations hereunder to other Indebtedness or subordinate the security interests of the Administrative Agent in the Collateral except as permitted by Section 12.1, (iv) amend the definition of “Required Lenders” to decrease the percentages of Lenders referred to therein, (v) amend the definition of “Collateral” if such amendment would have the effect of releasing all or substantially all of the Collateral, (vi) amend or modify this Section 13.10(a), (B) no such modification, amendment, waiver or consent shall (i) increase the Commitment of any Lender or (ii) alter the final scheduled maturity or principal amount of any Loan, or decrease the rate of interest payable thereon, or delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement, in each case, without the written consent of each Lender so affected and (C) no such modification, amendment, waiver or consent shall amend Sections 2.1 hereof without the written consent of the Administrative Agent. No notice to or demand on any of the Credit Parties shall entitle such Credit Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b) If any Lender (i) requests compensation under Sections 2.10(b), 2.11 or 2.14 or converts Loans of a Type pursuant to Section 2.12, or (ii) defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all of its interests, rights and obligations under this Credit Agreement to another Lender or an Eligible Assignee which shall assume such obligations and which accepts such assignment; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent in its sole and absolute discretion, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Sections 2.10(b) or 2.14 or conversion of Loans of a Type pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments or rate of interest thereafter. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the of the Lenders holding at least 66 2/3% of the aggregate principal amount of Loans then outstanding, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as an Administrative Agent is not a Non-Consenting Lender, the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Credit Agreement, provided that, concurrently with such replacement, (i) another Lender or Eligible Assignee, which is reasonably satisfactory to the Borrower and the Administrative Agent in each’s sole and absolute discretion, shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Credit Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3, and (ii) such Non-Consenting Lender shall receive in same day funds on the day of such replacement (1) an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), including without limitation payments due to such Non-Consenting Lender under Sections 2.11 and 2.14, and (2) an amount from the Borrower, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.10(b) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 13.11. Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.12. SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. EACH CREDIT PARTY (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT

PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 13.13. Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 13.14. Execution in Counterparts. This Credit Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 13.15. Subordination of Intercompany Indebtedness, Receivables and Advances.

(a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of the Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made (i) except intercompany receivables and intercompany advances permitted pursuant to the terms hereof may be repaid and intercompany Indebtedness permitted pursuant to the terms hereof may be repaid, in each case so long as no Default or Event of Default shall have occurred and be continuing, and (ii) except as specifically consented to by all the Lenders in writing, until the prior payment in full of all the Obligations.

(b) In the event that any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.15(a) before payment in full of all Obligations, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent on behalf of itself and the Lenders all such sums to the extent necessary so that the Administrative Agent and the Lenders shall have been paid all Obligations owed or which may become owing.

SECTION 13.16. USA Patriot Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act or similar foreign statutory requirements, it is required to obtain, verify and record information that identifies the Borrower, which information includes, among other things the name and address of the Borrower, certified copies of a current passport or driving license of the directors of the Borrower, certified copies of utility bills of the Borrower, local authority tax bill or building account statement for the main directors of the Borrower, copies of resolutions authorizing the Borrower to open accounts and details of principal directors, signatories and shareholders of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act or such similar foreign statutory requirements.

SECTION 13.17. Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 13.18. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Credit Party; provided, that in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. This Section 13.18 shall replace in its entirety any confidentiality agreements entered into by any member of the Kelso Group, the Borrower and the Credit Parties with the Administrative Agent and the Lenders hereto prior to the Closing Date.

(b) Each lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public Information concerning the Borrower and its related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public Information and that it will handle such material non-public Information in accordance with those procedures and applicable law, including federal and state securities laws.

(c) all Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public Information about the Borrower and its related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its “Administrative Questionnaire” a credit contact who may receive information that may contain material non-public Information in accordance with its compliance procedures and applicable law.

SECTION 13.19. Termination of Agreements. The Administrative Agent and the Lenders consent to, and hereby acknowledge, the irrevocable and complete termination and extinguishment of (i) that certain Capital Call Agreement dated as of December 15, 2006 by and between Kelso Investment Associates VII, L.P., KEP VI, LLC, Borrower and OCM Mezzanine Fund II, L.P., as third party beneficiary and (ii) that certain Purchase Agreement dated as of December 15, 2006 by and between Kelso Investment Associates VII, L.P., KEP VI, LLC and OCM Mezzanine Fund II, L.P., in each case (x) relating to certain obligations of Kelso in connection with the Existing Senior Facilities and the Existing Second Lien Facility and (y) occurring pursuant to Sections 15(i) and (ii) thereof, which termination and extinguishment the Credit Parties represent has been acknowledged by OCM Mezzanine Fund II, L.P.

SECTION 13.20. Effect of Amendment and Restatement of the Existing Second Lien Facility. (a) On the Closing Date, the Existing Second Lien Facility shall be amended,

restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Credit Agreement and the other documents entered into in connection herewith, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Second Lien Facility) under the Existing Second Lien Facility as in effect prior to the Closing Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) as indebtedness and obligations outstanding under this Credit Agreement.

(b) In connection with the amendment and restatement of the Existing Second Lien Facility, each Credit Party releases, waives and discharges any claims or causes of action which it may have against the Administrative Agent (as defined in the Existing Second Lien Facility) and each of the Lenders (as defined in the Existing Second Lien Facility) and any of the other holders of the Obligations (as defined in the Existing Second Lien Facility) arising under the Existing Second Lien Facility or any of the other Fundamental Documents (as defined in the Existing Second Lien Facility) or relating to their performance thereunder.

SECTION 13.21. Commitments Under the Second Lien Facility. (a) On the Closing Date, each Lender that is not party to the Existing Second Lien Facility and each Lender whose Commitment exceeds its Commitment (as defined in the Existing Second Lien Facility) under the Existing Second Lien Facility shall be deemed to have purchased the Commitments of each Lender whose Commitment is less than its Commitment (as defined in the Existing Second Lien Facility) under the Existing Second Lien Facility and/or increased its Commitment such that the Commitment of each relevant Lender will be as set forth in the Schedule of Commitments attached to this Credit Agreement on the Closing Date. Each such Lender agrees that the provisions of Section 2 of the form of Assignment and Assumption shall apply to it mutatis mutandis.

(b) Each Lender hereby waives any requirements for notice of prepayment, commitment terminations, minimum amounts of prepayments of Loans (as defined in the Existing Second Lien Facility), ratable reductions of Commitments (as defined in the Existing Second Lien Facility) and ratable payments on account of the principal or interest of any Loan (as defined in the Existing Second Lien Facility) under the Existing Second Lien Facility to the extent such prepayment, reductions or payments are required pursuant to Section 4.1(f).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER:

RHI ENTERTAINMENT, LLC
By	/s/ Peter Von Gol
Name:	Peter Von Gol
Title:	Chief Operating Officer

PARENT:

RHI ENTERTAINMENT HOLDINGS, LLC
By	/s/ Anthony Guido
Name:	Anthony Guido
Title:	EVP & Secretary

Signature Page to Amended and Restated Credit Agreement (Second Lien)

GUARANTORS:

RHI ENTERTAINMENT DISTRIBUTION, LLC
By	/s/ Peter Von Gol
Name:	Peter Von Gol
Title:	Chairman & CEO

RHI ENTERTAINMENT PRODUCTIONS, LLC
By	/s/ Anthony Guido
Name:	Anthony Guido
Title:	VP and Secretary

RHI INTERNATIONAL DISTRIBUTION, INC.
By	/s/ Michael Isaacson
Name:	Michael Isaacson
Title:	VP & Treasurer

Signature Page to Amended and Restated Credit Agreement (Second Lien)

LENDERS:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By	/s/ Bruce S. Borden
Name:
Title:

Signature Page to Amended and Restated Credit Agreement (Second Lien)

SCHEDULE 1

Schedule of Commitments

Lenders	Second Lien Loan Commitment
JPMorgan Chase Bank, N.A.

TOTAL:	$260,000,000

This Schedule of Commitments presents the identity of the Lenders and their respective Commitments as of the Closing Date, and may be amended from time to time by operation of Assignments and Acceptances in accordance with Section 13.3 of the Credit Agreement or, if the Administrative Agent elects to so amend this Schedule of Commitments in connection therewith, by amendment to the Credit Agreement that is executed by the Credit Parties in accordance with Section 13.10 of the Credit Agreement.

i

SCHEDULE 2

Guarantors

(continued)

Page

Schedules

1	Schedule of Commitments
2	[Intentionally Omitted.]
2A	Slate Financing Permitted Counterparties
3	Guarantors
3.1	List of Jurisdictions
3.2(b)	Restrictions on Transfer of Pledged Securities
3.5(a)	Guaranties, Contingent Liabilities, Tax Liabilities, Long Term Leases, Unusual Forward Long-Term Commitments
Ownership of the Capital Stock of the Credit Parties
3.7(b)	Ownership of Pledged Securities other than Credit Parties
3.8(a)	Valuation Items of Product
3.8(b)	Trademarks
3.8(c)	Copyright and Trademark Exceptions
3.9	Fictitious Names
3.11	Chief Executive Office
3.12	Litigation
3.17	Material Agreements
3.18	Filing Offices for UCC-1 Financing Statements, Tax ID and Organizational ID
3.19	Environmental Liabilities
3.25	Bank Accounts
6.1	Existing Indebtedness
6.2	Existing Liens
6.3	Existing Guaranties
6.4	Existing Investments
6.10	Transactions with Affiliates

(continued)

Page

Exhibits

A	Form of Note
B	Form of Opinion of Latham & Watkins LLP, counsel to the Credit Parties
C-1	Copyright Security Agreement
C-2	Form of Copyright Security Agreement Supplement
D	Form of Amended and Restated Intercreditor Agreement
E	Form of Pledgeholder Agreement (Completed Items of Product)
F	Form of Trademark Security Agreement
G	Form of Contribution Agreement
H	Form of Borrowing Certificate
I	Form of Assignment and Assumption
J	Form of Instrument of Assumption and Joinder
K	Form of Account Control Agreement
L	Hallmark Guaranty
M	Form of Liquidity Certificate
N	Form of Reaffirmation Agreement

(continued)

(continued)

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